Exhibit 4.4

Execution Version

THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

by and among

58 DAOJIA LIMITED,

58 DAOJIA INC.

and

PARTIES LISTED ON SCHEDULE 1

Dated April 20, 2021

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SCHEDULE 1 INVESTORS	S-1-1
SCHEDULE 2 SHAREHOLDING STRUCTURE OF THE COMPANY	S-2-1
SCHEDULE 3 LIST OF RESTRICTED PERSONS	S-3-1
SCHEDULE 4 KEY EMPLOYEES	S-4-1
SCHEDULE 5 MEMBER OF MANAGEMENT	S-5-1
SCHEDULE 6 NOTICES	S-6-1
SCHEDULE 7 JOINDER	S-7-1

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THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”), dated April 20, 2021, is entered into by and among:

(i) 58 Daojia Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”);

(ii) 58 Daojia Inc., a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (“Daojia”);

(iii) holders of Series A Preferred Shares listed on Part I of Schedule 1 (each, a “Series A Holder” and collectively, the “Series A Holders”);

(iv) holders of A round warrants (the “A Round Warrants”) listed on Part I of Schedule 1 (each, a “A Round Warrant Holder” and collectively, the “A Round Warrant Holders”);

(v) holders of Series B Preferred Shares listed on Part II of Schedule 1 (each, a “Series B Holder” and collectively, the “Series B Holders”);

(vi) holders of Series C Preferred Shares (the “Series C Holder”) listed on Part III of Schedule 1; and

(vii) Companies listed on Part IV of Schedule 1 (each, a “Major Subsidiary” and collectively, the “Major Subsidiaries”); and

(viii) Person listed on Part V of Schedule 1.

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company was incorporated on May 16, 2018, and the Group Companies are engaged in home services and platform business;

WHEREAS, pursuant to a series C preferred share purchase agreement, dated April 9, 2021, by and among the Company, the Series C Holder and other parties thereto (the “Share Purchase Agreement” or “Series C Share Purchase Agreement”), the Company will issue and sell certain Series C Preferred Shares to the Series C Holder at the Closing;

WHEREAS, the share ownership and certain other particulars of the Company and each Shareholder are set forth in Schedule 2;

WHEREAS, the Parties hereto (other than the Series C Holder) entered into the Series B Shareholders’ Agreement (as defined below) on February 14, 2020; and

The Parties intend to enter into this Agreement to replace the Series B Shareholders’ Agreement to govern certain of their rights, duties and obligations upon consummation of the transactions contemplated by the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them below:

“58.com” means 58.com Inc., a company with limited liability incorporated under the laws of the Cayman Islands.

“58.com Change of Control” means any of the following events: (a) a sale, lease, transfer, license or other disposal, in a single transaction or series of related transactions by 58.com of all or substantially all of its assets and/or intellectual property, or (b) a merger, consolidation, amalgamation or acquisition of 58.com by a third party, or any other corporate reorganization, scheme of arrangement or other transaction, including a sale or acquisition of equity securities of 58.com, pursuant to which (i) shareholders of 58.com who “beneficially own” (for purposes of this Agreement, as defined in Rule 13d-3 under the Exchange Act) fifty-one percent (51%) of the outstanding issued shares (on a fully diluted basis) of 58.com immediately before such transaction beneficially own less than fifty-one percent (51%) of the outstanding issued shares (on a fully diluted basis) of 58.com, the surviving entity or the entity Controlling the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change 58.com’s domicile); (ii) any Person or “group” (for purposes of this paragraph, as defined in Rule 13d-5(b)(1) under the Exchange Act) shall acquire or take Control of, in one transaction or a series of related transactions or otherwise beneficially own, voting securities of 58.com representing at least fifty-one percent (51%) of the total voting power of all outstanding voting securities of 58.com; or (iii) any Person or group shall acquire or take Control of, in one transaction or a series of related transactions or otherwise beneficially own, voting securities of 58.com representing a greater percentage of the total voting power of all outstanding voting securities of 58.com than the voting power represented by the voting securities of 58.com beneficially owned by Mr. Jinbo Yao; provided, however, that 58.com Change of Control shall not include: (y) a transfer of voting securities of 58.com beneficially owned by Mr. Jinbo Yao to immediate family members of Mr. Jinbo Yao for bona fide estate or tax planning purposes, provided that Mr. Jinbo Yao shall continue to exercise sole voting power over such securities at all times following the transfer; and (z) a bona fide reorganization of 58.com and/or its Controlled Affiliates in order for 58.com or one of its Controlled Affiliates to be eligible for a listing on a stock exchange (such eligible entity, the “Listco”), provided, that (1) such reorganization shall not have an adverse impact on the legal structure of the Group Companies, the potential initial public offering contemplated by Section 3.11 of this Agreement or the Business Cooperation Agreement; (2) following such reorganization, Mr. Jinbo Yao controls (whether through the beneficial ownership of voting securities or by contract (including proxy)) voting securities of 58.com and the Listco representing more than thirty-four percent (34%) of the total voting power of all outstanding voting securities of 58.com and the Listco, respectively; and (3) following such reorganization, Mr. Jinbo Yao shall be the chief executive officer of 58.com and the Listco, and shall continue to have effective control over the board of directors of 58.com and its Controlled Affiliates (including the Listco), the day-to-day operations of 58.com and its Controlled Affiliates (including the Listco) and major decisions including but not limited to decisions of senior management of 58.com and its Controlled Affiliates (including the Listco).

“Accounting Standards” means with respect to the Company and its Subsidiaries, the generally accepted accounting principles in the United States, applied on a consistent basis, or any other applicable accounting principles as approved by the Board.

“Alibaba” means Taobao China Holding Limited.

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is an Immediate Family of the Subject Person; provided that the Group Companies shall be deemed not to be Affiliates of any Shareholder. In the case of Sequoia, the term “Affiliate” also includes (v) any shareholder of Sequoia, (w) any of such shareholder’s or Sequoia’s general partners, (x) the fund manager managing or advising such shareholder or Sequoia (and general partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by Sequoia. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be applicable to, binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group, (ii) entity primarily engaged in investment and trading in the secondary securities market, (iii) the ultimate beneficial owner of a Sequoia Entity (or its general partner or ultimate general partner) who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) any officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner) and such Person’s relatives, and (v) for the avoidance of doubt, any portfolio companies of any Sequoia Entity and portfolio companies of any affiliated investment fund or investment vehicle of any Sequoia Entity. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC that are exclusively managed by Sequoia Capital.

“Authorization” means any consent, approval, order, license or authorization of, registration, certificate, declaration or filing with or notice to any Governmental Authority or other third party.

“Board” or “Board of Directors” means the board of directors of the Company as it may be composed from time to time in accordance with the terms hereof, the Company’s Memorandum and Articles (as then in effect) and the Companies Law.

“Business” means home services and platform business, or any other businesses of the Group as approved by the Board from time to time.

“Business Cooperation Agreement” means that certain business cooperation agreement, dated November 27, 2015, entered into by and between 58.com and Daojia.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, New York, the State of California, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning No. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Chairman” means the chairman of the Board.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), Memorandum and Articles, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or Charter Documents, or equivalent documents, of such entity.

“Class A Ordinary Shares” means Class A Ordinary Shares, par value of US$0.0000025 each, of the Company.

“Class B Ordinary Shares” means Class B Ordinary Shares, par value of US$0.0000025 each, of the Company.

“Closing” shall have the meaning set forth in the Share Purchase Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies Law” means the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, as amended.

“Company Restricted Persons” means (a) with respect to Parties other than Sequoia and Alibaba, such Persons as set forth on Part I of Schedule 3 hereto (or any Affiliate of any such Person) which, subject to Section 2.07, may be updated by the Company twice per annum, unless otherwise waived by the Company, and (ii) with respect to Sequoia and Alibaba only, top level holding companies under the trade names as set forth on Part III of Schedule 3 hereto and their Controlled Affiliates (which, subject to Section 2.07, may be updated by the Company, with the consent of Sequoia and Alibaba, twice per annum, unless otherwise waived by the Company, provided that at any given time there shall be no more than 80 trade names in such updated list) that are principally engaged in any business in China that is in direct competition with the Business.

“Company Secretary” means the company secretary of the Company.

“Company Securities” means the Equity Securities of the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor or agent or otherwise. For purposes of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting Equity Securities in such other Person. The terms “Controlled”, “Controls” “Controller” and “Controlling” shall have meanings correlative to the foregoing.

“Control Documents” shall have the meaning set forth in the Share Purchase Agreement.

“Controlled Affiliate” in respect of a Person (the “Controlling Shareholder”) means any Affiliate of such Controlling Shareholder in whom such Controlling Shareholder directly or indirectly holds (i) more than 50% of the Equity Securities of such Affiliate, (ii) the power to direct the vote of more than 50% of all votes attached to the Equity Securities of such Affiliate, or (iii) the power to appoint a majority of the board of directors or equivalent governing body or the chief executive officer or equivalent management of such Affiliate.

“Conversion Letter Agreement” means the conversion letter agreement, dated January 21, 2019, by and among the Company, Daojia and Alibaba.

“Convertible Note” means the convertible note defined under the Series A Share Purchase Agreement and the convertible note defined under the Share Purchase Agreement.

“Convertible Note Agreement(s)” means the convertible note agreement defined under the Series A Share Purchase Agreement and/or the convertible note agreement defined under the Share Purchase Agreement.

“Convertible Securities” means convertible Shares or other securities convertible into or exchangeable for (i) Shares or (ii) any other securities evidencing an ownership interest in the Company, including warrants and options.

“Daojia Restricted Person” means (a) with respect to Parties other than Sequoia and Alibaba, such Persons as set forth on Part II of Schedule 3 hereto (or any Affiliate of any such Person) which may be updated by Daojia once per annum, unless otherwise waived by Daojia;

(b) with respect to Sequoia and Alibaba, the top level holding companies under the trade names as set forth on Part IV of Schedule 3 hereto and their Controlled Affiliates, provided that an update to the Daojia Restricted Persons shall be made twice per annum and be subject to prior written consent by the Company and Sequoia and Alibaba (which consent shall not be unreasonably withheld) provided that at any given time there shall be no more than 80 trade names in such updated list of Daojia Restricted Person).

“Daojia Shareholders’ Agreement” means that certain Shareholders Agreement, dated as of November 27, 2015, by and among Daojia, Alibaba and certain other parties thereto, as amended.

“Deemed Liquidation Event” means, unless waived in writing by Daojia, holders holding a majority of the voting power of the Series A Preferred Shares in issue, holders holding a majority of the voting power of the Series B Preferred Shares in issue and holders holding a majority of the voting power of the Series C Preferred Shares in issue, (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of the issued and outstanding Company Securities on a fully diluted and as-converted basis immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the issued and outstanding Company Securities on a fully diluted and as-converted basis of the surviving or acquiring entity, or a merger or consolidation for purposes of reincorporating into another domicile), (iii) a transfer (whether by merger, reorganization or other transaction) in which more than fifty percent (50%) of the outstanding voting power of the Company is transferred, (iv) sell, transfer or exclusively license out all or substantially all of the technology or intellectual property of the Group to any third party that is not a Group Company, or (v) a liquidation, dissolution or winding up of the Company.

“Director” means a member of the Board of Directors of the Company.

“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (iii) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, in the case of the Company, Ordinary Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ESOP” means any share incentive plan or any other equity or similar plan adopted by the Board, in each case as amended, modified or supplemented from time to time in accordance with its terms.

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“Fully diluted basis” means, for the purpose of calculating share numbers, that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) and Equity Securities which have been reserved for issuance pursuant to the ESOP have been so converted, exercised, exchanged or issued.

“Governmental Authority” means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof and any governing body of any securities exchange.

“Group” or “Group Companies” means, collectively, the Company and its Subsidiaries (including, for the avoidance of doubt, the VIE Entities), and a “Group Company” means any of them.

“Immediate Family” (i) with respect to any individual, means his or her ancestors, spouse, issue (natural or adopted), spouses of issue, Spousal Equivalent, siblings (natural or adopted), any trustee or trustees, including successor and additional trustees, of trusts principally for the benefit of any one or more of such individuals, and any entity or entities all of the beneficial owners of which are such trusts and/or such individuals, but (ii) with respect to a legal representative, means the Immediate Family of the individual for whom such legal representative was appointed and (iii) with respect to a trustee, means the Immediate Family of the individuals who are the principal beneficiaries of the trust. As used herein, a person is deemed to be a “Spousal Equivalent” if the following circumstances are true: (a) irrespective of whether or not the relevant person and the Spousal Equivalent are the same sex, they are the sole Spousal Equivalent of the other for the last twelve (12) months, (b) they intend to remain so indefinitely, (c) neither are married to anyone else, (d) both are at least 18 years of age and mentally competent to consent to contract, (e) they are not related by blood to a degree of closeness that would prohibit legal marriage in any applicable jurisdiction in which they legally reside, (f) they are jointly responsible for each other’s common welfare and financial obligations, and (g) they have resided together in the same residence for the last twelve (12) months and intend to do so indefinitely.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with Accounting Standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Initial Closing” shall have the meaning set forth in the Share Purchase Agreement.

“Intellectually Property” shall have the meaning set forth in the Share Purchase Agreement.

“Investors” means, collectively, the Series A Holders, the A Round Warrant Holders, the Series B Holders, the Series C Holder, and the Subsequent Series C Investor(s).

“Key Employee” means the employees listed in Schedule 4, which may be updated by the Board from time to time.

“Key Ordinary Shareholder” means each Ordinary Holder that holds, together with its Affiliates, at least 5% Equity Securities of the Company on an as converted and fully diluted basis.

“Key Shareholder” means each Key Ordinary Holder or Preferred Holder that holds, together with its Affiliates, at least 5% Equity Securities of the Company on an as-converted and fully diluted basis and Sequoia so long as Sequoia (together with its Affiliates) holds no less than fifty percent (50%) of the Equity Securities of the Company it holds at the Initial Closing.

“Law” or “Laws” means all applicable laws, regulations, rules and Orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment. The term “lawful” shall be construed accordingly.

“Memorandum and Articles” means the Fifth Amended and Restated Memorandum and Articles of Association of the Company, as amended and/or restated from time to time.

“Member of Management” means Mr. Xiaohua Chen, the chief executive officer, the chief operating officer, the chief financial officer, the chief technology officer and the chief marketing officer of the Company, and the top five (5) highest paid employees of the Group Companies. The name of each of the foregoing-mentioned Persons as of the date hereof is set forth in Schedule 5.

“Momo” means Momo Technology Overseas Holding Company Limited, a company incorporated under the laws of the British Virgin Islands.

“New Securities” means any Preferred Shares, any Ordinary Shares or other Company Securities, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares, other Company Securities, or securities of any type whatsoever that are, may become, convertible into or exchangeable into for Preferred Shares, Ordinary Shares or other Company Securities.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Ordinary Holder” means each holder of Class A Ordinary Shares and/or Class B Ordinary Shares from time to time; provided, however, that no Preferred Holder shall be deemed an Ordinary Holder due to such Preferred Holder’s ownership of any Ordinary Share.

“Ordinary Shares” means Class A Ordinary Shares and/or Class B Ordinary Shares, par value $0.0000025 per share, in the share capital of the Company.

“Person” means any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“PFIC” means passive foreign investment company as defined in the Code.

“Preferred Holder” means each holder of Preferred Shares from time to time.

“Preferred Shares” means the preferred shares in the share capital of the Company, with preferred rights, which, as of the date hereof, consist of the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“Promissory Note” shall have the meaning set forth in the Share Purchase Agreement.

“Qualified IPO” means a firm-commitment underwritten public offering of the Ordinary Shares (or depositary receipts or depositary shares therefor) in an internationally recognized securities exchange (including the New York Stock Exchange, the NASDAQ Global Market, the Main Board of the Stock Exchange of Hong Kong Limited, the Shanghai Stock Exchange and the Shenzhen Stock Exchange) which results in the Ordinary Shares trading publicly on a recognized international securities exchange approved by the Board so long as the equity valuation of the Company immediately prior to such public offering is no less than the least of (i) $3,000,000,000, (ii) an implied valuation of the Company representing an annual investment return of no less than 30% for the Series B Holder, and (iii) an implied valuation of the Company representing an annual investment return of no less than 30% for the Series C Holder, and with net proceeds (excluding underwriting discounts, commissions and stock transfer taxes applicable to a sale of securities) to the Company of at least US$100,000,000 or any other public offering of Ordinary Shares as consented or approved by (i) the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Shares on an as-converted and as-exercised (with respect to the Warrants that have been paid in RMB) basis,(ii) the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Series A Preferred Shares, (iii) the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Series B Preferred Shares, and (iv) the holders of more than fifty percent (50%) of the voting power of the issued and outstanding Series C Preferred Shares.

“Qualified Deemed Liquidation Event” means a Deemed Liquidation Event, where the valuation of the Company in any transaction referred to or under the Deemed Liquidation Event is no less than the least of (i) US$3,000,000,000, (ii) an implied valuation of the Company representing an annual investment return of no less than 30% for the Series B Holder, and (iii) an implied valuation of the Company representing an annual investment return of no less than 30% for the Series C Holder, or any other Deemed Liquidation Event as consented or approved to be a Qualified Deemed Liquidation Event by (i) the holders of more than fifty percent (50%) of the voting power of the outstanding Shares on an as-converted and as-exercised (with respect to the Warrants that have been paid in RMB) basis,(ii) the holders of more than fifty percent (50%) of the voting power of the Series A Preferred Shares, (iii) the holders of more than fifty percent (50%) of the voting power of the Series B Preferred Shares, and (iv) the holders of more than fifty percent (50%) of the voting power of the Series C Preferred Shares.

“Regulatory Approvals” means all Authorizations from any Governmental Authority.

“Restraint Area” means (a) worldwide, unless that area is determined to be unenforceable for any reason by a court of competent jurisdiction, in which case (b) any metropolitan statistical area in which the Company or any of its Affiliates carries on business at any time during the term of the relevant party’s relationship with the Company, unless that area is determined to be unenforceable for any reason by a court of competent jurisdiction, in which case (c) such more limited area as a court of competent jurisdiction may determine to be enforceable.

“Restraint Period” means the period commencing at the date of any grant of equity interests to a Shareholder by the Company and ending on the date that is (a) two (2) years after the date on which the relevant party’s relationship with the Company ends, unless that period is determined to be unenforceable for any reason by a court of competent jurisdiction, in which case (b) the term of the relevant party’s relationship with the Company, unless that period is determined to be unenforceable for any reason by a court of competent jurisdiction, in which case (c) such earlier date as a court of competent jurisdiction may determine to be enforceable.

“Securities Act” means the Securities Act of 1933, as from time to time amended and in effect.

“Sequoia” means SCC Growth V Holdco I, Ltd., together with any of its transferee, assignee and successor.

“Series A Initial Closing” means the initial closing under the Series A Share Purchase Agreement.

“Series A Issue Price” means the issue price for each Series A Preferred Share, which is $2.5, subject to adjustment for any share split, share dividend, share subdivision, combination, reorganization, reclassification, consolidation or merger or other similar event.

“Series A Preferred Shares” means Series A Preferred Shares, par value $0.0000025 per share, in the share capital of the Company.

“Series A Share Purchase Agreement” means a Share Purchase Agreement, dated January 9, 2019, by and among the Company, the Series A Holders, the A Round Warrant Holders and other parties thereto, as amended.

“Series A Shareholders’ Agreement” means a Shareholders’ Agreement, dated January 21, 2019, by and among the Company, Daojia, the Series A Holders, the A Round Warrant Holders and other parties thereto, as amended.

“Series B Share Purchase Agreement” means a Share Purchase Agreement, dated January 14, 2020, by and among the Company, the Series B Holders and other parties thereto, as amended.

“Series B Shareholders’ Agreement” means the Second Amended and Restated Shareholders’ Agreement, dated February 14, 2020, by and among the Company, Daojia, the Series B Holders and other parties thereto, as amended.

“Series B Initial Closing” means the initial closing under the Series B Share Purchase Agreement.

“Series B Issue Price” means the issue price for each Series B Preferred Share, which is $2.5473, subject to adjustment for any share split, share dividend, share subdivision, combination, reorganization, reclassification, consolidation or merger or other similar event.

“Series B Preferred Shares” means Series B Preferred Shares, par value $0.0000025 per share, in the share capital of the Company.

“Series C Issue Price” means the issue price for each Series C Preferred Share, which is $2.9391, subject to adjustment for any share split, share dividend, share subdivision, combination, reorganization, reclassification, consolidation or merger or other similar event.

“Series C Preferred Shares” means Series C Preferred Shares, par value $0.0000025 per share, in the share capital of the Company.

“Shareholder(s)” means the holders of the Shares of the Company.

“Shares” means the Ordinary Shares and the Preferred Shares.

“Subsequent Series C Investor” means any investor that invests in a Subsequent Closing (as defined in the Share Purchase Agreement).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, a “variable interest entity” Controlled by a Person shall be deemed to be a Subsidiary of such Person.

“Technology” shall have the meaning set forth in the Share Purchase Agreement.

“Transaction Documents” means, collectively, this Agreement, the Share Purchase Agreement, the Memorandum and Articles, the Convertible Note Agreements, the Promissory Note, the Warrant(s), the Voting Proxies, the RSU Award Agreements, the Indemnification Agreements, the Conversion Letter Agreement, the Control Documents and any other agreements, documents or certificates delivered in connection herewith or therewith.

“Transfer” and any grammatical variation thereof shall refer to any, direct or indirect, sale, exchange, issuance, redemption, assignment, distribution, Encumbrance, hypothecation, gift, pledge, retirement, resignation, transfer or other withdrawal, disposition or alienation in any way (whether voluntarily, involuntarily or by operation of law) of any Equity Securities (or any interest therein). Transfer shall specifically, without limitation of the above, include assignments and distributions resulting from death, incompetency, bankruptcy, liquidation and dissolution.

“VIE Entities” means 长沙市到家悠享家政服务有限公司, 五八到家有限公司 and 天津好到家信息技术有限公司, each being a limited company incorporated under the laws of PRC.

“Voting Proxy” means one or more voting proxies granted by one or more shareholder of the Company from time to time.

“Warrant Shares” means the Preferred Shares underlying the Warrants and/or the Special Warrant.

“Warrant(s)” means the A Round Warrant(s) under the Series A Share Purchase Agreement.

“Warrant Holder(s)” means the holder(s) of the Warrant(s).

Section 1.02 Terms Defined Elsewhere in this Agreement.

The following terms are defined in this Agreement as follows:

Defined Terms	Section No.
Acceptance Notice	Section 5.04(d)
Additional Investor Rights	Section 3.13(c)
Additional Number	Section 6.03(b)
Agreement	Preamble
Circular 37	Section 3.04(a)
Commission	Section 7.02(f)
Company	Preamble
Company Security Holder	Section 3.04(a)
Controlled Entity	Section 3.04(b)
Conversion	Section 3.13(b)
Conversion Ordinary Shareholder	Section 3.13(b)
Conversion Preferred Shareholder	Section 3.13(a)
Conversion Shareholder	Section 3.13(b)
Covenantors	Section 3.03(a)
Daojia	Preamble
Daojia Convertible Ordinary Shares	Section 3.13(b)
Daojia Convertible Preferred Shares	Section 3.13(a)
Daojia Convertible Shares	Section 3.13(b)
Daojia Director	Section 2.02(b)(i)
Dispute	Schedule 7
Exchange Act	Section 7.02(i)
Existing Investment	Section 3.01(c)
First Participation Notice	Section 6.03(a)
First Participation Period	Section 6.03(a)
First Refusal Right	Section 5.04(a)
Form F-3/S-3	Section 7.02(e)
Grantee	Section 3.05
Granting Shareholders	Section 3.05
HKIAC	Section 10.04(b)
Holder	Section 7.02(d)
Indemnification Agreement	Section 2.06
Indemnification Agreements	Section 2.06
Initiating Holders	Section 7.03(b)
Investors	Preamble
Issuance Period	Section 6.03(e)
Issuance Securities	Section 6.01(a)
Joinder Agreement	Schedule 7
Joining Party	Schedule 7
Major Subsidiaries	Preamble
Major Subsidiary	Preamble
Management Holding Entity	Section 5.02(b)
Media Global Director	Section 2.02(b)(ii)
Non-Compete Persons	Section 3.01(b)
Observer	Section 2.02(h)
Offer Period	Section 5.04(d)
Offer Price	Section 5.04(b)

Offered Shares	Section 5.04(b)
Offerees	Section 5.04(b)
Ordinary Share Conversion	Section 3.13(b)
Oversubscription Participants	Section 6.03(b)
Participation Period	Section 6.03(c)
Parties	Preamble
Partnership Election	Section 3.15(a)
Party	Preamble
PRC Resident Enterprise	Section 3.16(a)
Preemptive Offer	Section 6.02(b)
Preemptive Offer Notice	Section 6.02(a)
Preemptive Right	Section 6.01(a)
Preemptive Right Holder	Section 6.01(a)
Preemptive Right Holders	Section 6.01(a)
Preferred Share Conversion	Section 3.13(a)
Pro Rata Share	Section 6.01(b)
Proposed Issuance	Section 6.02(a)
Proposed Recipient	Section 6.01(a)
Redemption Total Amount	Section 8.01(h)
register	Section 7.02(a)
registered	Section 7.02(a)
Registrable Securities	Section 7.02(b)
registration	Section 7.02(a)
Registration Expenses	Section 7.02(g)
Relevant Person	Section 3.13(c)
Remaining Shares	Section 5.04(e)
Request Notice	Section 7.03(a)
Requisite Holders	Section 2.07
Restricted Shareholder	Section 5.01
ROFR Right Holders	Section 5.04(a)
RSU Award Agreements	Section 2.08
SAFE	Section 3.04
SEC	Section 7.02(f)
Second Participation Notice	Section 6.03(b)
Second Participation Period	Section 6.03(b)
Selling Expenses	Section 7.02(h)
Sequoia Director	Section 2.02(b)(iii)
Series A Company Redemption Notice	Section 8.01(e)
Series A Holder	Preamble
Series A Holders	Preamble
Series A Preferred Liquidation Preference	Section 9.01(c)
Series A Redemption Notice	Section 8.01(e)
Series A Redemption Price	Section 8.01(f)
Series B Holder	Preamble
Series B Holders	Preamble
Series B Preferred Liquidation Preference	Section 9.01(b)
Series B Redemption Notice	Section 8.01(c)
Series B Redemption Price	Section 8.01(d)
Share Purchase Agreement	Recitals
Shareholders Agreement	Schedule 7

Shareholders Meeting	Section 2.01
Shelf Takedown	Section 7.05(b)
Special Warrant	Section 5.04(g)
Spousal Equivalent	Section 1.01
Tag-Along Notice	Section 5.05(a)(ii)
Tag-Along Offeree	Section 5.05(a)(ii)
Tag-Along Pro Rata Portion	Section 5.05(a)(i)
Tag-Along Right	Section 5.05(a)(i)
Transfer Notice	Section 5.04(b)
Transferee	Section 5.04(b)
Transferring Shareholder	Section 5.04(b)
U.S. Shareholders	Section 3.15(c)
Violation	Section 7.09(a)
Warrant Holder	Preamble
Warrant Holders	Preamble
WFOEs	Section 3.04(b)

Section 1.03 Interpretation.

For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Article I shall have the meanings assigned to them in this Article I and words importing the singular number include the plural number and vice versa, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents, and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to Laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xv) all references in this Agreement to any Person shall, where the context permits, include such Person’s executors, administrators, legal representatives and permitted successors and assigns, (xvi) all references to dollars, “$” or “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies), (xvii) references to writing include any mode of reproducing words in a legible and non-transitory form, including emails and faxes, (xviii) references to “days” shall mean calendar days unless Business Days are expressly specified, (xix) except as otherwise provided, (a) for purposes of calculating the length of time from a given day or the day of a given act or event, the relevant period shall be calculated exclusive of that day, and (b) for all other purposes, any period of time commencing on or from a given day or the day of a given act or event shall include that day; if the day on or by which a payment must be made is not a Business Day, such payment must be made on or by the Business Day immediately following such day, and (xx) references in this Agreement to any agreement or instrument (other than the Disclosure Schedules) is a reference to that agreement or instrument as amended, novated or supplemented.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.01 General.

From and after the date hereof, each Shareholder shall vote its Shares at any annual or extraordinary general meeting of Shareholders (a “Shareholders Meeting”), and shall take all other actions necessary, to give effect to the provisions of this Agreement and to ensure the inclusion in the Memorandum and Articles of the rights and privileges of the Shareholders included in this Agreement. In addition, each Shareholder shall vote its Shares at any Shareholders Meeting, upon any matter submitted for action by the Shareholders or with respect to which such Shareholder may vote, in conformity with the provisions of this Agreement.

Section 2.02 Board of Directors.

(a) Size; Appointment. The Shareholders hereby agree that the Board of Directors shall consist of up to nine (9) members, which number may be increased or decreased by amendment to this Agreement pursuant to Section 10.07. Appointments made pursuant to this Section 2.02 shall be evidenced by an instrument in writing signed by the appointing party or parties and delivered to the Company. Each appointee shall hold office until his or her successor is appointed and qualified or until his or her earlier resignation, removal or death.

(b) Composition. The Shareholders hereby agree that the composition of the Board shall be as follows:

(i) Daojia Directors. Up to seven (7) Directors (each a “Daojia Director”) appointed by Daojia, including, among other persons, Mr. Xiaohua Chen and Mr. Jinbo Yao, as well as a director appointed by Alibaba (the “Alibaba Director”);

(ii) Media Global Director. One (1) Director appointed by Media Global (the “Media Global Director”) for so long as Media Global (together with its Affiliates) holds no less than fifty percent (50%) of the Equity Securities of the Company it holds at the Series A Initial Closing; and

(iii) Sequoia Director. For so long as Sequoia (together with its Affiliates) holds no less than fifty percent (50%) of the Equity Securities of the Company at the Series B Initial Closing, one (1) Director appointed by Sequoia (the “Sequoia Director”).

(c) Subsidiary Board. For so long as Sequoia (together with its Affiliates) holds no less than fifty percent (50%) of the Equity Securities of the Company it holds at the Series B Initial Closing, if requested by Sequoia, as soon as practicable, each Group Company (other than the Company) and each of the Controlled Affiliates of the Company shall, and the Parties shall cause each Group Company (other than the Company) and each of the Controlled Affiliates of the Company to have a board of directors composed of members that include the Sequoia Director.

(d) Agreement to Vote; Proxy. During the term of this Agreement, the Shareholders that are entitled to elect Directors of the Company pursuant to the Memorandum and Articles and this Agreement will vote and will cause their Affiliates to vote at an annual or extraordinary general meeting of the Shareholders, or will execute and will cause their Affiliates to execute a written consent with respect to, all of the Shares then held by the Shareholders and such Affiliates, for the election of such individuals so designated in accordance with this Section 2.02. Upon the failure of any Shareholders to vote their Shares in accordance with the terms of this Section 2.02, such Shareholders hereby grant to the Company a proxy coupled with an interest in all Shares owned by such Shareholder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 2.02, to vote all such Shares in the manner provided in this Section 2.02. It is agreed and understood that monetary damages would not adequately compensate an injured Shareholder for the breach of this Section 2.02 by any other Shareholders, that this Section 2.02 shall be specifically enforceable, and that any breach or threatened breach of this Section 2.02 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Shareholder waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(e) Withdrawal; Removal; Replacement. Directors may resign at any time. Directors may only be removed upon the written direction of the Shareholder that appointed such Director pursuant to this Section 2.02, effective upon the delivery of such written direction by the removing Shareholder(s). In the event that any Director is removed or shall have resigned or become unable to serve, the Parties who had the power to appoint such Director pursuant to this Section 2.02 shall have the power to appoint a person to fill such vacancy, whereupon each of the parties hereto, or their successors and assigns, agree to take such action as is necessary to promptly elect such person to fill such vacancy (including, if necessary, calling an extraordinary general meeting of the Shareholders or effecting a written consent in lieu thereof and voting all Shares owned by the parties hereto, or their successors and assigns, to accomplish such result).

(f) Notwithstanding anything to the contrary in this Agreement, so long as a Shareholder is entitled to appoint a Director under Section 2.02(b), that Shareholder shall appoint, remove, or replace any Director so appointed, in each case by depositing a notification of appointment or removal at the registered office of the Company. Upon receipt of such notice, the Company shall update the Register of Directors accordingly.

(g) Chairman. The Chairman shall be Mr. Xiaohua Chen to the extent he is a Director. The Chairman shall be selected by a majority vote of the Directors in office. The Chairman shall have a casting vote in the event of an equality of votes, whether on a show of hands or on a poll.

(h) Observer. In the event that and for so long as Sequoia holds Equity Securities in the Company and ceases to retain the right to appoint the Sequoia Director, Media Global holds shares in the Company and ceases to retain the right to appoint the Media Global Director, Sequoia or Media Global, as the case may be, and Momo shall each be entitled to appoint one (1) observer to attend all meetings of the Board. The Observer shall in no circumstances have any voting rights or be counted towards a quorum. The term “Observer” shall mean any observer appointed to the Board in accordance with any of the immediately foregoing two sentences. The Company shall provide the Observer notice of any such Board meetings, and copies of all minutes, consents and other materials provided to Directors; provided, however, that the Board, acting in good faith, reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of highly confidential proprietary technical information.

Section 2.03 Board Meetings.

(a) Frequency. Meetings of the Board shall take place at least once every quarter.

(b) Notice. A meeting of the Board may be called by the Chairman or any Director giving notice in writing to the Company Secretary specifying the date, time and agenda for such meeting. The Company Secretary shall upon receipt of such notice give a copy of such notice to all Directors of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than seven (7) days’ notice shall be given to all Directors; provided that such notice period may be reduced or waived with the written consent of all of the Directors.

(c) Quorum. A quorum of the Board shall consist of a majority of the Directors then in office. Directors may participate in Board meetings by telephone or video conference, and such participation shall constitute presence for purposes of the quorum herein.

(d) Voting. At any Board meeting, each Director may exercise one vote. Any Director may, by written notice to the Company Secretary, authorize another Person to attend and vote by proxy for such Director at any Board meeting. Subject to Section 2.03(f) and Section 2.04, the passing or adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board at which a quorum is present. The Board shall not at any meeting pass or adopt any resolution covering any matter that is not specified on the agenda for such meeting unless all Directors are present at such meeting and vote in favor of such resolution.

(e) Expenses. Reasonable costs of attendance of Directors at Board meetings shall be borne by the Company.

(f) Action by Written Consent. Subject to Section 2.04, all actions of the Board shall require (i) the affirmative vote of a majority of the Directors present at a duly convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board in lieu of a meeting.

Section 2.04 Certain Appointment and Removals.

Each Shareholder agrees that, the Board, acting by the affirmative consent or approval of the majority of the Directors in office and subject to the provisions in this Agreement, has the right or authority to remove and replace the Chairman, the chief executive officer or the chief financial officer of the Company.

Section 2.05 Alternates.

Subject to applicable Law and this Agreement, each Director shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the Director for whom she or he is serving as an alternate.

Section 2.06 Indemnification Agreement.

To the extent permitted by the Law of the jurisdiction in which the Company is incorporated, the Company shall indemnify and hold harmless each of its Directors and shall comply with the terms of the indemnification agreements entered into by the Company and its Directors (each, an “Indemnification Agreement” and, collectively, the “Indemnification Agreements”), and at the request of any Director who is not a party to an Indemnification Agreement, shall enter into an indemnification agreement with such Director in substantially the same form as the Indemnification Agreements.

Section 2.07 Shareholders Reserved Matters.

Subject to any additional requirements imposed by the Companies Law, the Company and the Parties shall ensure that the Company will not take any action (including any action by the Board or any committee thereof) with respect to any of the following matters of the Company and any other Group Company, directly or indirectly, whether by amendment, merger, amalgamation, consolidation or otherwise, without approval or written consent from the Requisite Holders (as defined below):

(a) liquidation, dissolution, winding up, filing for bankruptcy by any Group Company, or effecting a transaction constituting a Deemed Liquidation Event, or recapitalization or reorganization of any Group Company other than any recapitalization in connection with the Conversion that complies with the terms and conditions set forth in this Agreement;

(b) amendment (including by way of merger, consolidation or other reorganization), alteration or repeal of any provision of the Memorandum and Articles (or other Charter Documents) of any Group Company (including, but not limited to, increasing or decreasing the authorized number of members of the Board or establishing any committee of the Board) other than any amendment, alteration or repeal of any provisions of Memorandum and Articles (or other Charter Documents) of the Company in connection with the consummation of the Qualified IPO;

(c) creation or authorization of the creation or issuance of any equity or equity-linked security, including, but not limited to, a security that is convertible into or exercisable for any equity security, or increase of the authorized number of Ordinary Shares or any securities convertible into Ordinary Shares, other than any issuance (i) pursuant to the ESOP, (ii) upon conversion of Class B Ordinary Shares or Preferred Shares in accordance with the Memorandum and Articles, (iii) in connection with the RSU Award Agreements or otherwise pursuant to Section 2.08, (iv) in connection with the Conversion that complies with the terms and conditions set forth in this Agreement, (v) pursuant to Section 3.14, (vi) in connection with a strategic acquisition of or investment in other entities approved by the Board (which shall include the affirmative vote of Mr. Jinbo Yao, Alibaba Director and the Sequoia Director, if applicable) with an acquisition or investment amount valued at no more than US$2,500,000 and (vii) in a Qualified IPO;

(d) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of Preferred Shares;

(e) merger, amalgamation or consolidation of any Group Company with any other person, or sale, transfer, creation of pledge or encumbrance, spin-off or otherwise disposal of any Group Company or any material asset, core business, material properties (including any intellectual property or core technology), securities, or goodwill of any Group Company;

(f) change of the capital structure of the Company or any other Group Company other than any change of the capital structure of the Company in connection with the Qualified IPO or the Conversion that complies with the terms and conditions set forth in this Agreement;

(g) purchase of, redemption of or distribution of any dividend on any equity securities of any Group Company (other than any repurchase of equity securities from former employees or consultants in connection with the cessation of their employment/services, at such price as approved by the Board, including the affirmative votes of Mr. Jinbo Yao, Alibaba Director and the Sequoia Director);

(h) creation or incurrence or authorization of the creation of any borrowing or other Indebtedness (including, without limitation, the issuance of any debt securities) that exceeds $5,000,000 beyond the business plan and budget approved by the Board, or guarantee or endorsement of any Indebtedness, in each case except for trade accounts of the Group Companies arising in the ordinary course of business;

(i) creation of any liens over any asset except to serve any Indebtedness otherwise permitted or previously approved pursuant to paragraph (h) above;

(j) acquisition of Equity Securities in any person, business organization or division having a fair market value (as reasonably determined by the Board) of $5,000,000 or more (in a single transaction or a series of related transactions within any twelve- (12-) month period) beyond the annual business plan and budget approved by the Board;

(k) loan or advance of other than trade credit extended in the ordinary course of business, except to any consolidated wholly owned subsidiary or consolidated controlled affiliated entity of the Company;

(l) approval or extension of, or entry into, or effecting or amending (i) any non-monetary transactions involving (y) the granting of exclusivity to a third party, regardless of the amount underlying the transaction, or (z) the granting of any other material rights to a third party reasonably expected to have a value in excess of US$1,000,000 (in a single transaction or a series of related transactions within any 12-month period), and (ii) transactions or agreements related to the Control Documents;

(m) amendment, termination, waiver, enforcement or exercise of any right or grant any consent under any Control Documents;

(n) amendment of the ESOP (which, together with any bonus or incentive plan, shall be administered by the Board with affirmative votes of Mr. Jinbo Yao, Alibaba Director and the Sequoia Director) and increase of the shares reserved thereunder or approval of any new equity-based compensation plan or any bonus or incentive plan other than the foregoing actions taken in connection with the Conversion that complies with the terms and conditions set forth in this Agreement;

(o) material change of the business, entry into new lines of business, or exit of any current line of business;

(p) selection of the listing exchange and approval of the valuation or any material terms and conditions for an initial public offering of any Group Company that is not a Qualified IPO;

(q) revision to the list of Company Restricted Persons, if applicable;

(r) subject to Section 2.07 (e) and Section 2.07 (j) above , acquire or dispose of any assets, properties, securities, or business having a fair market value (as reasonably determined by the Board, including the affirmative votes of Mr. Jinbo Yao, Alibaba Director and the Sequoia Director) in excess of US$5,000,000 (in a single transaction or a series of related transactions within any 12-month period), or form any new subsidiary of any Group Company beyond the annual business plan and budget approved pursuant to Section 2.07(t);

(s) any approval, extension, entry into, effecting or amendment of any transaction or agreement with a shareholder, director, officer or employee (i) outside of the ordinary course of business, except pursuant to the ESOP or an employment agreement for non-executive employees, or (ii) in the ordinary course of business, in excess of US$1,000,000 (in a single transaction or a series of related transactions within a 12-months period), except pursuant to the ESOP or an employment agreement for non-executive employees;

(t) any approval or amendment to the annual budget or business plan of any Group Company;

(u) any appointment or change in the auditors of any Group Company or make any material changes to the accounting policies or change the financial year of any Group Company;

(v) the commencement, termination or settlement of any litigation or arbitration in which the amount in dispute is or could reasonably be expected to exceed US$5,000,000;

(w) approve any spending that would exceed the amount approved in the then-current annual business plan and budget by 10%;

(x) sell, transfer, license out, pledge or encumber technology or intellectual property with a value more than US$5,000,000 other than licenses granted in the ordinary course of business;

(y) purchase or agree to purchase any intellectual property for consideration in an amount, individually or in the aggregate, of more than RMB10,000,000;

(z) enter into any joint venture, partnership, strategic alliance or similar arrangement relating to the Business, other than entering into commercial agreements in the ordinary course of business;

(aa) (A) terminate the employment of or materially modify the major terms of employment of each of the Key Employees with the Group or (B) approve the candidates and major employment terms of potential replacements for the Key Employees if any of the Key Employees should resign or otherwise cease to be employed by the Group; provided that the Requisite Holders shall provide response to the name and major employment terms proposed by the Company within thirty (30) days following the receipt of such name and terms and the Company and the Requisite Holders shall negotiate in good faith to agree on the candidates and major employment terms of the replacement within a commercially reasonable period of time; or

(bb) agreement to undertake any of the foregoing.

“Requisite Holders” means, (a) prior to any Conversion, collectively, (i) Daojia, (ii) with respect to Section 2.07(a) to (q) only, holders holding a majority of the voting power of the Series A Preferred Shares in issue, (iii) holders holding a majority of the voting power of the Series B Preferred Shares in issue, and (iv) with respect to Section 2.07(d) and relating to the Series C Preferred Shares only, holders holding a majority of the voting power of the Series C Preferred Shares in issue; or (b) subsequent to any Conversion, collectively, (i) Daojia, for so long as 58.com or Alibaba continue to hold Equity Securities of Daojia, and Daojia continues to hold Equity Securities of the Company; (ii) 58.com or Nihao China Corporation (or any other special vehicle Controlled by Mr. Jinbo Yao), for so long as 58.com, together with its Controlled Affiliates, directly holds at least forty percent (40%) of the outstanding issued Equity Securities of the Company and no 58.com Change of Control has occurred; (iii) Alibaba, for so long as Alibaba directly holds Equity Securities of the Company; (iv) holders holding a majority of the voting power of the Series B Preferred Shares in issue; and (v) with respect to Section 2.07(a) to (q) only, Mr. Xiaohua Chen, for so long as he and/or his Affiliates holds any Equity Securities of the Company. Where any special resolution of the Company is required to approve any of the matters referred to in this Section 2.07 and such matter has not received the approval of the Requisite Holders as required by this Section 2.07, the Requisite Holders who vote against the special resolution shall have the number of votes equal to (i) the votes of all shareholders who vote for the resolution, plus (ii) one. For avoidance of doubt, nothing under this Section 2.07 requires the Company to submit the matters listed above to shareholders other than the Requisite Holders for approval unless otherwise required by the Memorandum and Articles or the Companies Law. However, if requested by a shareholder, the Company shall provide such shareholder with the information in relation to any matter approved in accordance with this Section 2.07 without undue delay.

Section 2.08 Management Incentive.

(a) Pursuant to the Series A Shareholders’ Agreement, the Company has entered into following restricted share units award agreements (collectively, the “RSU Award Agreements”):

(i) restricted share units award agreement, dated January 21, 2019, with Mr. Xiaohua Chen, pursuant to which the Company granted Mr. Xiaohua Chen 6,991,255 restricted share units,

(ii) restricted share units award agreement, dated October 31, 2019, with Mr. Xiaohua Chen, pursuant to which the Company granted Mr. Xiaohua Chen 942,477 restricted share units,

(iii) restricted share units award agreement, dated February 3, 2020, with Mr. Xiaohua Chen, pursuant to which the Company granted Mr. Xiaohua Chen 793,373 restricted share units,

(iv) restricted share units award agreement, dated January 21, 2019, with Daojia, pursuant to which the Company granted Daojia 75,398,146 restricted share units,

(v) restricted share units award agreement, dated February 3, 2020, with Daojia, pursuant to which the Company granted Daojia 907,314 restricted share units,

(vi) restricted share units award agreement, dated January 21, 2019, with Trumpway Limited, pursuant to which the Company granted Trumpway Limited 754 restricted share units, and

(vii) restricted share units award agreement, dated September 30, 2019, with 华新, pursuant to which the Company granted 华新 754,735 restricted share units,

it being agreed that the vesting of the restricted share units under the RSU Award Agreements will each be conditioned upon the value of each Series A Preferred Share based on the then valuation of the Company (subject to equitable adjustment for share subdivision or other similar events, if any) being no less than twice (2x) the value of each Series A Preferred Share as of immediately after the closing under the Series A Share Purchase Agreement (the “Series A Closing”) on a fully-diluted basis, provided that except as may be otherwise agreed upon by the Company and the holders representing a majority of Series A Preferred Shares, all restricted share units referred to in this Section 2.08 will expire with no possibility of vesting if not yet vested on or prior to the third (3rd) anniversary of the Series A Closing. The security underlying the restricted share units to Mr. Xiaohua Chen will be the Class A Ordinary Shares, the security underlying the restricted share units to Daojia will be the Class B Ordinary Shares, and the security underlying the restricted share units to Trumpway Limited and 华新 will be Series A Preferred Shares. For avoidance of doubt, the restricted share units referred to in this Section 2.08 were not granted under the ESOP.

(b) The Parties hereto agree that the percentage of the Shares reserved under the ESOP of the then issued and outstanding Company Securities shall not be diluted by any issuance of the Shares by the Company under the RSU Award Agreements. Upon each issuance of Shares by the Company at any time pursuant to the RSU Award Agreements, the Company shall reserve a certain number of additional Shares under the ESOP to offset the dilutive effect that the ESOP would otherwise suffer due to such issuance of Shares under the RSU Award Agreement (“ESOP Anti-dilution”).

(c) The Parties further agree that any issuance of Shares at any time by the Company under or in connection with the RSU Award Agreements or for purpose of ESOP Anti-dilution shall not dilute the shareholding percentage of any Series B Holder or Series C Holder such that the Company will issue such number of Shares (in the same class as then held by a Series B Holder or a Series C Holder) to such Series B Holder or Series C Holder to fully offset the dilutive effect that such Series B Holder or Series C Holder would otherwise suffer, as a result of which, the shareholding percentage of such Series B Holder or Series C Holder of the then issued and outstanding Company Securities (on a fully diluted and as-converted basis) or of the Shares of the series as then held by such Series B Holder or Series C Holder shall remain same as the shareholding percentage immediately prior to such issuance of Shares.

Section 2.09 Termination of Rights.

The terms, conditions and obligations set forth in this Article II shall terminate and be of no further force and effect upon the earlier of (i) the closing of a Qualified Deemed Liquidation Event, or (ii) immediately prior to the closing of a Qualified IPO, except that Section 2.02 and Section 2.08 shall survive a Qualified IPO to the extent permitted under applicable Law.

ARTICLE III

COVENANTS

Section 3.01 Non-Competition and Non-Solicitation.

(a) Subject to the applicable Laws, during the Restraint Period, each Shareholder (including Series A Holders on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB, but excluding Media Global) and its Affiliates (which, with respect to Daojia, shall include Mr. Xiaohua Chen and his Affiliates but exclude other shareholders of Daojia) may not, directly or indirectly, either alone or in association with others: (A) provide any services, directly or acting through others, to any Company Restricted Person (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise) within the Restraint Area, (B) canvas, solicit or entice away from the Company or its Subsidiaries (i) any person who is employed or engaged by the Company or its Subsidiaries at any time during the Restraint Period or (ii) the business or patronage of any of the clients, customers, members or accounts, or prospective clients, customers, members or accounts, of the Company and/or any of its Subsidiaries that is or were contacted, solicited or served by the Company and/or any of its Subsidiaries in connection with the Shareholders’ relationship during the term of this Agreement. Each Shareholder (including Series A Holders on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB, but excluding Media Global) may not, directly or indirectly, either alone or in association with others, acquire any securities or otherwise invest in any Company Restricted Persons. Each Shareholder (including Series A Holders on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB, but excluding Media Global) agrees to promptly disclose any conflicts of interest that may arise with respect to its participation in the parties’ relationship. Without limiting any other remedy at law or in equity to which the Company is or may be entitled, if any Series A Holder (including Series A Holders on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB), Series B Holder, or Series C Holder or its respective Affiliate does not comply with this Section 3.01, such Preferred Holder and its Affiliates shall automatically cease to be entitled to the right to appoint a director and to appoint a Board observer under Section 2.02, inspection rights under Section 4.02 and information rights under Section 4.01 (in each case, if applicable), other than the right to receive audited and certified consolidated financial statements and a management report for the Group Companies for each fiscal year as stated under Section 4.01(a) within ninety (90) days after the end of each fiscal year of the Company. The Parties hereto agree that, with respect to Sequoia and Momo, the aforementioned adverse consequences shall be the exclusive remedy by any other Party against Sequoia or Momo (as applicable) and its Affiliates for any non-compliance by Sequoia or Momo (as applicable) and its Affiliates under Section 3.01.

(b) Subject to the applicable Laws, the Company shall by entering into employment or non-compete agreements with the relevant Person or other means, procure that (A) each of the Members of Management and the Key Employees (“Non-Compete Persons”) shall devote their full time and attention to the business of the Group Companies and will use their best efforts to develop the business and interests of the Group Companies, and (B) for so long as any Non-Compete Person remains a director, officer, employee or a direct or indirect holder of shares of any Group Company, and for two (2) years after such Non-Compete Person is no longer a director, officer, employee or a direct or indirect holder of Shares of any Group Company, each Non-Compete Person shall not, and shall cause each of their Affiliates not to, directly or indirectly, for its own benefit or the benefit of any Person, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, or participate in the ownership, management, become interested in or associate with, operation or control of, any business, that competes with the Business engaged by the Group Companies; provided, however, the Parties acknowledge that each of Mr. Xiaohua Chen and Ms. Jing An is and will continue to be an officer of Daojia and will spend a portion of his and her time on Daojia’s other businesses. Only for the purpose of this Section 3.01(b), the “Business” shall mean (a) the home services and (b) the ongoing platform business in the main mobile applications of 58 Daojia Life Service Inc. and its Subsidiaries as of the date when the Non-Compete Person ceases to be a director, officer, employee or a direct or indirect holder of shares of any Group Company.

(c) Notwithstanding the foregoing and anything to the contrary contained herein, with respect to Sequoia and Momo, the restrictions under this Section 3.01, shall not apply to (i) any direct or indirect purchase of or subscription for any Equity Securities that are listed on a recognized stock exchange for so long as Sequoia or Momo (as applicable) or its applicable Affiliate has no board seat, and such purchase or subscription does not result in Control over such Company Restricted Person, (ii) any interest received as a result of any share subdivision, share dividends, bonus issue, value adjustment (e.g. an earn-out), anti-dilution adjustments or similar actions or mechanisms, (ii) any investments made by Sequoia or Momo (as applicable)or its Affiliates prior to the date of the Series B Initial Closing (each an “Existing Investment”), including any further investments made in connection with any Existing Investment, (iv) any Company Restricted Person spun off from any Existing Investment, and (v) any interest received as consideration in any merger, amalgamation, acquisition or other similar transaction. Notwithstanding anything to the contrary hereunder, the restrictions set forth under this Section 3.01 applicable to Sequoia or Momo (as applicable) and its Affiliates shall terminate upon the earlier of (i) Sequoia or Momo (as applicable) and its Affiliates in aggregate ceasing to hold 50% or more of the Equity Securities in the Company that they hold immediately after the Series B Initial Closing; or (ii) the initial public offering of the Company.

Section 3.02 Budgets and Business Plans.

Subject to Section 2.04, the CEO shall propose a draft annual budget and business plan within forty-five (45) days prior to the beginning of the relevant fiscal year, and the Board shall review and adopt such annual budget and business plan within thirty (30) days prior to the beginning of the relevant fiscal year. If with respect to any fiscal year a draft annual budget or business plan is not proposed or approved in accordance with Section 2.07, the previous fiscal year’s annual budget or business plan (as the case may be), adjusted for inflation, shall continue to apply unless and until a new annual budget or business plan (as the case may be) is approved in accordance with Section 2.07.

Section 3.03 Compliance Matters.

(a) The Company and each of the Major Subsidiaries (the “Covenantors”), hereby, jointly and severally, covenant that each of the Group Companies (a) conducts its business in compliance in all material respects with all applicable Laws and (b) obtains, makes and maintains in effect all Authorizations required and material for the due and proper establishment and operations of such Group Company in accordance with applicable Laws;

(a) the operations of each Group Company shall at all times be conducted in compliance with all anti-money laundering laws and all applicable financial record-keeping and reporting requirements, rules, regulations and guidelines;

(b) the Covenantors shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Covenantors further covenant that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Covenantors further covenant that it shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law; and

(c) no Group Company, nor any of its officers, agents, employees, Affiliates or any person acting on their behalf, shall take any action that would result in a violation of, or cause it to become subject to any U.S. sanctions related to or administered by the Office of Foreign Assets Control of the U.S. Department of Treasury.

Section 3.04 PRC Matters.

The Covenantors shall, and shall procure each Group Company to, ensure that all filings and registrations with the relevant PRC Governmental Authorities required in respect of the Group Companies and their management, including the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Information Industry, the State Administration for Market Regulation, the State Administration of Foreign Exchange (“SAFE”), tax bureau, customs authorities, product registration authorities, health regulatory authorities and the local counterpart of each of the aforementioned Governmental Authorities, as applicable, shall be duly completed in accordance with applicable laws.

(a) If the Company becomes aware that any Shareholder or beneficial owner of Shares of the Company (each, a “Company Security Holder”) is a “Domestic Resident” as defined in Circular 37 issued by SAFE on July 4, 2014 and any successor rule or regulation under PRC law (“Circular 37”) and is subject to the SAFE registration or reporting requirements under Circular 37 and any other applicable SAFE rules and regulations, in each case as determined by the Board or counsel to the Company, the Company shall cause such Company Security Holder to comply with the applicable SAFE registration or reporting requirements under Circular 37 and any other applicable SAFE rules and regulations as determined in the sole discretion of the Board or counsel to the Company. The Group Companies shall, and the Covenantors shall procure each Group Company to, fully comply with all applicable PRC laws relating to the filing, registration and reporting to SAFE or any of its local branches with respect to any foreign exchange transactions, investments, changes or occurrence of significant events. Mr. Xiaohua Chen hereby covenants that, as a Shareholder and a beneficial owner of Shares of the Company, he shall take necessary actions to comply with the applicable SAFE registration or reporting requirements under Circular 37 and any other applicable SAFE rules and regulations.

(b) The Parties hereby acknowledge and agree that, the foreign-investment entities (the “WFOEs”) which are the parties of the Control Documents and indirectly wholly owned by the Company have the option, exercisable by the WFOEs, as the case may be, at any time (provided that such purchase is permitted under the then applicable laws of the PRC) to purchase or transfer to the WFOEs or any third party assigned by the WFOEs the entire equity interest of the relevant VIE Entities which are the parties of the Control Documents (“Controlled Entities”) from the shareholders of such Controlled Entities at the lowest amount permitted under the then applicable laws of the PRC. The Parties further agree to effect such transfer of equity interest in the Controlled Entity upon receipt of the written request of Daojia (for so long as such Party remains to be a Key Shareholder); provided that such transfer shall at the time of such request be permissible under the then applicable Laws of the PRC.

Section 3.05 Voting Proxies.

The Parties hereby acknowledge and agree that the Memorandum and Articles shall provide that, subject to the terms otherwise provided in the Voting Proxies, (i) shareholders of the Company (the “Granting Shareholders”) may irrevocably grant any or all of the voting rights attached to shares held by such shareholders through Voting Proxies to one or more persons (the “Grantee”); and (ii) the Company shall accept the Grantee’s voting instruction as the proxy of the Granting Shareholders until both Grantee and Granting Shareholders agree in writing otherwise, and Granting Shareholders will irrevocably relinquish their rights to revoke the Voting Proxies without the Grantee’s written consent.

Section 3.06 Insurance.

The Group Companies shall, and the Covenantors shall procure each Group Company to, promptly purchase and maintain in effect insurance coverage in the amounts not less than that are customarily obtained by companies of similar size, in a similar line of business, and with operations in the PRC.

Section 3.07 Intellectual Property Protection.

The Group Companies shall, and the Covenantors shall procure each Group Company to, take all reasonable steps to protect their respective material Intellectual Property rights.

Section 3.08 Internal Control.

The Group Companies shall, and the Covenantors shall procure each Group Company to, maintain their books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets national standards of good practice and is reasonably satisfactory to the Board to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business, (vii) all receipts and cash income of a Group Company are deposited in such bank accounts with such banks as may be approved by the Board, and (viii) each Group Company’s bank accounts are operated in accordance with control procedures established by the Board and that the funds in such bank accounts are used solely for the purposes of Group Company’s business.

Section 3.09 No Avoidance.

The Group Companies will not, and the Covenantors shall procure each of the Group Company not to, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Group Companies, and the Group Companies will, and the Covenantors shall procure each Group Company to, at all times in good faith assist and take action as appropriate in the carrying out all of the provisions of this Agreement. Each holder of Shares agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares in a voting trust or other similar arrangement.

Section 3.10 Market Stand-Off.

Each Shareholder hereby agrees, and the Covenantors shall procure each of the Directors and officers of the Group Companies to agree, that so long as it or he holds, directly or indirectly, any voting securities of the Company, if required by the underwriters managing the initial public offering of the Company’s securities, it or he will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) without the prior written consent of such underwriters for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 3.10 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding issued shares enter into similar agreements that contain restrictions at least as restrictive as those applicable to any such Holder pursuant to this Section 3.10, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s issued and outstanding Shares from his or her sale restrictions so undertaken, then each holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding issued shares of the Company to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 3.10.

Section 3.11 IPO.

(a) The Company shall use its reasonable best efforts to complete a Qualified IPO within five (5) years after the date of Initial Closing. Each Shareholder shall exercise its powers as a Shareholder of the Company to facilitate a Qualified IPO; provided that no Shareholder shall be required to undertake any marketing or publicity activities, incur any costs or expenses, incur any liability or obligations, or waive any rights hereunder. In connection with the foregoing, (i) in any applicable proceeding of a meeting of the Board, each Shareholder shall procure its appointed director(s) on the Board to vote in favor of all matters relating to such Qualified IPO, (ii) in any applicable proceeding of a general meeting of the Company, each Shareholder shall vote in favor of all matters relating to such Qualified IPO, and (iii) each Shareholder undertakes not to take any action or omit to take any action that would prevent the Company from completing such Qualified IPO, to the extent permitted by applicable Laws. If it is reasonably determined by the Company (based on advice from its underwriter, legal counsel or other advisors) that the structure of Momo’s investment in the Company may have a negative impact on the application of an initial public offering of the Company, the Company and Momo shall consult with each other in good faith and make appropriate adjustments to the existing arrangement on Momo’s investment in the Company (including but not limited to requiring Momo to actually, fully pay the outstanding loan amount under the Promissory Note to the Company (with simultaneous repayment of the outstanding amount under the Convertible Note Agreement(s) between the Company’s Subsidiaries and Momo’s onshore Affiliates)) to avoid such negative impact on the initial public offering of the Company.

Section 3.12 Restricted Persons.

Notwithstanding anything contained herein to the contrary but subject to Section 3.12(b) below,

(a) (A) no Shareholder shall Transfer any Equity Securities of the Company to any Daojia Restricted Person without Daojia’s prior written consent, (B) the Company shall not issue any Equity Securities of the Company to any Daojia Restricted Person without Daojia’s prior written consent.

(b) With respect to Sequoia only, the restrictions provided under this Section 3.12 shall not apply in connection with (w) a sale pursuant to Section 5.05; (x) the Transfer of Shares to any Affiliate of Sequoia or the Transfer of interests by Sequoia’s (or its shareholder’s) limited partners of its partnership interest; (y) a sale in the event that the Company fails to fulfill its redemption obligations or pay on the date that the redemption payment were due pursuant to Article VIII of this Agreement; or (z) any sale or transfer after the initial public offering of the Company other than sale or transfer in a privately negotiated transaction.

(c) The Parties acknowledge that for so long as Alibaba directly holds any Equity Securities of the Company, Alibaba shall have the right to require to enjoy, to the extent applicable, the same rights, interests, benefits, privileges or protections that are applicable to Sequoia under Section 3.12(b).

(d) The Parties acknowledge that for so long as Momo directly holds any Equity Securities of any Group Company, Momo shall have the right to require to enjoy, to the extent applicable, the same rights, interests, benefits, privileges or protections that are applicable to Sequoia under Section 3.12(b).

Section 3.13 Conversion.

(a) The Parties acknowledge that pursuant to Daojia Shareholders’ Agreement and the Conversion Letter Agreement, each existing preferred shareholder of Daojia (the “Conversion Preferred Shareholder”) as of the date of the Conversion Letter Agreement has the right to convert a portion of its preferred shares in Daojia (the “Daojia Convertible Preferred Shares”) into certain Shares of the Company on the terms and subject to substantially the same conditions as those set forth in the Conversion Letter Agreement (the “Preferred Share Conversion”). The Parties further acknowledge that (i) pursuant to the Conversion Letter Agreement, the Shares of the Company issued upon the Preferred Share Conversion of Daojia Convertible Preferred Shares shall in any case be classified as the Series A Preferred Shares. For avoidance of doubt, the economic rights attached to the Series A Preferred Shares issued to any Conversion Preferred Shareholder upon the Preferred Share Conversion shall be junior than the economic rights attached to the Series B Preferred Shares and the Series C Preferred Shares, and the other rights, preferences and privileges attached to such Series A Preferred Shares shall not be senior than the ones attached to the Series B Preferred Shares and the Series C Preferred Shares, and (ii) in the case that the Conversion Preferred Shareholders other than Alibaba elect to enter into one or more separate conversion letter agreements with Daojia and the Company, the terms and conditions contained therein shall be substantially the same, and in any case be no more favorable, individually or in the aggregate, to such Conversion Preferred Shareholder than those granted by Daojia to Alibaba in respect of the Conversion.

(b) The Parties acknowledge that each existing ordinary shareholder of Daojia (the “Conversion Ordinary Shareholder”, together with the Conversion Preferred Shareholder, the “Conversion Shareholder”) as of the date of the Daojia Shareholders’ Agreement shall have the right to convert a portion of its ordinary shares in Daojia (the “Daojia Convertible Ordinary Shares”, together with the Daojia Convertible Preferred Shares, the “Daojia Convertible Shares”) into certain Shares of the Company (the “Ordinary Share Conversion”, together with Preferred Share Conversion, the “Conversion”) on the terms and conditions to be negotiated with Daojia and the Company in good faith, provided that the Shares of the Company issued upon the Ordinary Share Conversion of Daojia Convertible Ordinary Shares shall in any case be classified as the Ordinary Shares and the rights, preferences and privileges attached thereto shall be in nature of the Ordinary Shares in issue and shall not be senior than the ones attached to the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares. For the avoidance of doubt, with respect to the Series A preferred shares of Daojia held by 58.com, the Preferred Share Conversion and Section 3.13(a) shall apply notwithstanding the fact that 58.com also holds ordinary shares in Daojia.

(c) The Covenantors jointly and severally undertake to Sequoia that in the event any Group Company hereafter grants, issues, or provides any other investor, shareholder or Person (each, a “Relevant Person”) any right, interest, benefit, privilege or protection (including without limitation, any right or particular involvement in connection with the corporate governance) in connection with any Conversion more favorable than those granted, and accruing at such time, to Sequoia, Sequoia shall have the right to require that such Group Company (and upon such request the related Group Company shall) concurrently grants, issues, or provides the same rights, interests, benefits, privileges and/or protections to Sequoia at least pari passu with such Relevant Person (“Additional Investor Rights”), provided that the super pre-emptive right which is granted to Alibaba pursuant to section 3(c)(iii) of the Conversion Letter Agreement shall not apply to this Section 3.13(c). The Company shall promptly notify Sequoia in writing if Sequoia is, or will become, entitled to any Additional Investor Rights pursuant to this Section 3.13(c) and the parties shall promptly amend and restate this Agreement and other Transaction Documents to reflect such Additional Investor Rights.

(d) The Parties acknowledge that for so long as Alibaba directly holds any Equity Securities of the Company, Alibaba shall have the right to require to enjoy, to the extent applicable, the same rights, interests, benefits, privileges or protections) that are applicable to Sequoia under Section 3.13(c).

(e) The Parties acknowledge that for so long as Momo directly holds any Equity Securities of any Group Company, Momo shall have the right to require to enjoy, to the extent applicable, the same rights, interests, benefits, privileges or protections) that are applicable to Sequoia under Section 3.13(c).

(f) The Parties acknowledge that the discussions in connection with the Conversion will be carried out by Daojia and the Company promptly after the date hereof with Conversion Shareholders with a target to complete the Conversion, in whole or in part, or enter into definitive agreement(s) on Conversion prior to any public filing in relation to the initial public offering of the Company.

The Parties further acknowledge and agree that notwithstanding Section 3.13(a) and Section 3.13(b), the Conversion, if taking place at any time after the completion of the initial public offering of the Company, may be conducted through an in-kind distribution by Daojia with details of the in-kind distribution to be agreed among the Conversion Shareholders and bearing no prejudice or adverse effect on the Parties, unless otherwise agreed by Daojia and the Company. Notwithstanding anything to the contrary in this Agreement, the foregoing sentence shall survive the completion of any public offering of the Company.

The Parties agree to make best efforts to support the conclusion of definitive agreement(s) on Conversion and the completion of Conversion contemplated thereunder, provide that such agreement(s) and Conversion contemplated thereunder are in line with the principles set forth in Section 3.13 and Section 3.14 hereof. In particular, the Parties agree that in connection with the foregoing, (i) in any applicable proceeding of a meeting of the Board, each Shareholder shall procure its appointed director(s) on the Board to vote in favor of all matters relating to the foregoing, (ii) in any applicable proceeding of a general meeting of the Company, each Shareholder shall vote in favor of all matters relating to the foregoing, and (iii) each Shareholder undertakes not to take any action or omit to take any action that would prevent the Company from entering into any definitive agreement(s) on Conversion or completing such Conversion.

Section 3.14 No Dilution by the Conversion.

Notwithstanding anything in the Conversion Letter Agreement and the Daojia Shareholders’ Agreement to the contrary, the Parties agree and acknowledge that concurrently with each issuance of the Shares at any time by the Company to any Conversion Shareholder upon the Conversion exercised by such Conversion Shareholder each time under the foregoing Section 3.13, the Company will issue Shares (in the same class as then held by the related Shareholder) to the Shareholders (including the Series B Holder(s) and Series C Holder(s)) other than Daojia to offset the dilutive effect that they would otherwise suffer due to such issuance of Shares made pursuant to the terms and conditions of the Conversion Letter Agreement and the foregoing Section 3.13, as a result of which, for each Shareholder (including the Series B Holder(s) and Series C Holder(s)) other than Daojia, the total shareholding percentage of the then issued and outstanding Company Securities (on a fully diluted and as-converted basis) or of the Shares of any class or series as then held by such Shareholder (other than Daojia) shall not be diluted due to any Conversion at any time exercised by any of the Conversion Shareholders and shall remain the same as the shareholding percentage immediately prior to such Conversion.

Section 3.15 United States Tax Matters.

(a) The Company will not take any action inconsistent with the treatment of the Company as a corporation for U.S. federal income tax purposes and will not elect to be treated as an entity other than a corporation for U.S. federal income tax purposes unless agreed upon by Sequoia. Upon notification by Sequoia that the Company or one or more of its Subsidiaries should elect to be classified as partnerships or disregarded entities for U.S. federal income tax purposes (the “Partnership Election”), the Company shall make, or shall cause to be made, the Partnership Election by filing, or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form) provided that such election is in compliance with all Applicable Laws, and the Company shall not permit the Partnership Election to be terminated or revoked without the written consent of Sequoia.

(b) For each year in which a Partnership Election is not in effect, the Company shall determine, within forty-five (45) days from the end of each taxable year of the Company, whether any Group Company was a PFIC in such taxable year. Upon request, the Company shall make available to Sequoia the books and records of any Group Company and its direct and indirect Subsidiaries, and to provide information to Sequoia pertinent to the Group Company’s or any Subsidiary’s status or potential status as a PFIC. Upon a determination by the Company, Sequoia or any taxing authority that the Group Company or any direct or indirect Subsidiary has been or is likely to become a PFIC, the Company shall, within sixty (60) days from the end of such taxable year, inform Sequoia of such determination and will provide Sequoia with all information reasonably available to the Group Company or any of its Subsidiaries to permit Sequoia and their respective direct or indirect owners that are United States Person to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a “qualified electing fund” election within the meaning of section 1295 of the Code), with respect to the Group Company or any of its direct or indirect Subsidiaries, and comply with any reporting or other requirements incident to such election. If a determination is made that the Group Company is a PFIC for a particular year, then for such year and for each year thereafter, the Group Company, at the Company’s expense, will also provide Sequoia with a completed “PFIC Annual Information Statement” substantially in the form as set out in the schedule headed “PFIC Annual Information Statement” as required by Treasury Regulation section 1.1295-1(g).

(c) Within forty-five (45) days from the end of each taxable year, the Company shall determine as to whether there are United States shareholders (within the meaning of section 951(b) of the Code) (“U.S. Shareholders”) such that five or fewer U.S. Shareholders either directly or indirectly own more than 50 percent (50%) of the outstanding shares or value of the Company to become a CFC. If the Company is a CFC for any given year, the Company shall furnish to Sequoia upon its reasonable request, on a timely basis, and at the Company’s expense, all information necessary to satisfy the U.S. income tax return filing requirements of Sequoia (and each of the Company’s U.S. Shareholders) arising from its investment in any Group Company and relating to the Group Company’s classification as a CFC. If any Group Company ceases to be a CFC at any time, and the Company will provide prompt written notice to Sequoia.

(d) The Company and each other Group Company shall meet all tax compliance, payment and withholding obligations, in all material respects, as required under the laws of the jurisdictions where the Company and each other Group Company operate, including but not limited to: (i) implementing internal tax policies and controls (and evidentiary requirements) to address tax risks arising from the current and future operations of the Company and each other Group Company; (ii) adhering to applicable transfer pricing rules and documentation requirements in all jurisdictions where the Company and each other Group Company operate; and (iii) conduct internal and external testing to the extent reasonably necessary, as determined on the basis of advice received from an auditing firm to achieve tax compliance. The Company and each Group Company will retain an auditing firm to handle all of its tax compliance matters in all jurisdictions in which the Group operates, including in respect of the matters referred to in clauses (iii) and (iv) above, relating to PFIC and CFC covenants, respectively.

(e) The Company shall use, and shall cause each of its Subsidiaries to use, its best efforts to arrange its management and business activities in such a way that the Company and each of its Subsidiaries are not treated as residents for tax purposes, or is otherwise subject to income tax in, a jurisdiction other than the jurisdiction in which they have been organized.

Section 3.16 PRC Tax Matters.

(a) The Company has not been classified by the PRC tax authority as a “resident enterprise” of China, as defined by Article 2 of the PRC Enterprise Income Tax Law, as amended from time to time (a “PRC Resident Enterprise”). In the event that, during the period in which a Shareholder or any of its successors or assigns holds Shares in the Company, the Company is classified by the PRC tax authority in charge as a PRC Resident Enterprise, the Company shall provide such Shareholder or its successors or assigns written notice as soon as reasonably practicable. The Company will use its best efforts to arrange its management activities in such a way as to avoid being a PRC Resident Enterprise in each taxable year, including holding all Board meetings outside the PRC and such additional efforts as are deemed prudent under applicable Laws; provided, however, that such additional efforts do not cause undue burden on the Company or its officers including but not limited to requiring the officers of the Company to move their residency outside the PRC.

(b) The Group Companies agree to jointly and severally indemnify each Shareholder and its successors and assigns from and against any loss, claim, liability, expense, or other damage (including diminution in the value of the Company’s businesses or such Shareholder’s investment in the Company) attributable to any breach of Section 3.16(a).

Section 3.17 Other Tax Matters.

The Company shall keep Sequoia informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, so that Sequoia will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and the Company shall reasonably cooperate with Sequoia, its members and its respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meeting with regulators and, if requested by Sequoia, making a public announcement of such matters).

Section 3.18 Covenants relating to Momo

Notwithstanding anything to the contrary contained herein, in the event that (i) the Company (or its Subsidiaries being the party to the Convertible Note Agreement(s)) and Momo (or its onshore Affiliates being the party to such Convertible Note Agreement(s)) agree upon and complete the repayment or settlement of the amount under such Convertible Note Agreement(s) and (ii) Momo has not paid to the Company the principal amount under the Promissory Note by then, the Company shall be entitled to, at its election, redeem, forfeit, de-register or cancel the Series C Preferred Shares held by Momo and any right, title or interest therein or thereto or converted or convertible therefrom; Momo shall agree and undertake to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the foregoing redemption, forfeiture, de-registration and cancellation of the Series C Preferred Share at the Company’s election.

ARTICLE IV

INFORMATION

Section 4.01 Information Rights.

The Company agrees to furnish to (i) each Series A Holder (including the Series A Holder on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB), for so long as it holds at least three percent (3%) of the then issued and outstanding Company Securities on a fully diluted and as-converted basis; (ii) each Series B Holder, for so long as it holds at least three percent (3%) of the then issued and outstanding Company Securities on a fully diluted and as-converted basis; and (iii) each Series C Holder, for so long as, (x) with respect to Momo, it holds the Company Securities, and (y) with respect to any other Series C Holder, it holds at least three percent (3%) of the then issued and outstanding Company Securities on a fully diluted and as-converted basis:

(a) within ninety (90) days after the end of each fiscal year of the Company, a consolidated income statement and statement of cash flows for the Group Companies for such fiscal year and a consolidated balance sheet for the Group Companies as of the end of the fiscal year, audited and certified by a “Big-4” accounting firm (i.e., PricewaterhouseCoopers, KPMG, Deloitte & Touche or Ernst & Young) or any other accounting firm approved by Requisite Holders, and a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget, all prepared in English and in accordance with the Accounting Standards consistently applied throughout the period;

(b) within forty-five (45) days of the end of each of the first three (3) fiscal quarters, a consolidated unaudited income statement and statement of cash flows for such quarter and a consolidated balance sheet for the Group Companies as of the end of such quarter, and a comparison of the financial results of such quarter with the corresponding quarterly budget, all prepared in English and in accordance with the Accounting Standards consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes), and certified by the chief executive officer or chief financial officer of the Company;

(c) within thirty (30) days of the end of each month, a consolidated unaudited income statement and statement of cash flows for such month and a consolidated balance sheet for the Group Companies as of the end of such month, and a comparison of the financial results of such month with the corresponding monthly budget, all prepared in English and in accordance with the Accounting Standards consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes), and certified by the chief executive officer or chief financial officer of the Company;

(d) an annual budget and business plan within thirty (30) days prior to the beginning of each fiscal year, setting forth: the projected balance sheets, income statements and statements of cash flows for each month during such fiscal year of each Group Company; projected detailed budgets for each such month; any dividend or distribution projected to be declared or paid; any projected incurrence, assumption or refinancing of Indebtedness; and other material matters relating to the operation, development and business of the Group Companies;

(e) copies of all documents or other information sent to all other Shareholders and any reports publicly filed by any Group Company with any relevant securities exchange, regulatory authority or governmental agency, no later than five (5) days after such documents or information are filed by the Company;

(f) as soon as practicable, any other information relating to the financial condition and business of the Group Companies reasonably requested by any such Key Shareholder (including monthly or other periodic operating metrics); provided, however, that the Company shall not be obligated under this Section 4.01(f) to provide information (i) that the Board reasonably determines in good faith, after reviewing necessary and appropriate information, to be a trade secret or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Group Companies and their counsel.

Section 4.02 Inspection Rights.

The Company covenants and agrees that, (i) for so long as each Series A Holder (including the Series A Holder on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB) holds at least three percent (3%) of the then issued and outstanding Company Securities on a fully diluted and as-converted basis, then such Series A Holder, (ii) for so long as it holds at least three percent (3%) of the then issued and outstanding Company Securities on a fully diluted and as-converted basis, each Series B Holder, and (i) for so long as each Series C Holder holds at least three percent (3%) of the then issued and outstanding Company Securities on a fully diluted and as-converted basis, then such Series C Holder, shall have the right to, at its own costs, (i) access and inspect the facilities, records and books of each Group Company during regular working hours upon reasonable prior notice to the Company or such Group Company, as applicable, and (ii) discuss the business, operations and conditions of any Group Company with its officers, accountants and legal counsel; provided that such access, inspection and discussion shall not affect the ordinary operation of such Group Company and that the Preferred Holder shall keep information obtained through such access, inspection and discussion confidential.

Section 4.03 Termination of Rights.

The Company’s obligations under this Article IV will terminate upon the earlier of (i) the closing of a Qualified Deemed Liquidation Event, or (ii) immediately prior to the closing of a Qualified IPO.

ARTICLE V

TRANSFERS OF SHARES

Section 5.01 Limitation on Transfers.

No Shareholder (including Series A Holders on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB) (“Restricted Shareholder”) shall Transfer any Equity Securities of the Company or any right, title or interest therein or thereto, except as expressly permitted by this Article V. Any attempt to Transfer any Equity Securities in violation of the preceding sentence shall be null and void ab initio, such Transfer shall not confer on any transferee or purported transferee any rights whatsoever or be recorded on the register of members of the Company, and no Party (including the Company) shall recognize or register any such Transfer.

Section 5.02 Restrictions on Transfers.

(a) Shareholders. Notwithstanding any other provision of this Agreement, no Restricted Shareholder may Transfer any Equity Securities of the Company pursuant to this Article V unless (i) the transferring Restricted Shareholder shall give advance written notice to the Company with respect to a proposed Transfer of such Equity Securities, (ii) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Joinder Agreement substantially in the form attached hereto as Schedule 7, (iii) if the transferee is a Company Restricted Person, the prior written approval of the Board shall have been obtained, (iv) Subject to Section 3.12, if the transferee is a Daojia Restricted Person, the prior written approval of the board of directors of Daojia shall have been obtained, (v) the Transfer complies in all respects with the other applicable provisions of this Agreement, and (vi) the Transfer complies in all respects with applicable securities laws.

(b) Members of Management; Management Holding Entities. Notwithstanding anything to the contrary contained herein, except for any Transfer by a Member of Management or an entity controlled by such Member of Management (the “Management Holding Entity”) to its Permitted Transferees as provided in Section 5.03, no Member of Management or Management Holding Entity shall, and the Company shall cause the Members of Management and the Management Holding Entities not to, regardless of such Member of Management’s employment status with the Company, directly or indirectly, Transfer any Equity Securities of the Company owned or held by such Member of Management or Management Holding Entity, without the prior written approval of a majority of the Directors (including the affirmative votes of Mr. Jinbo Yao, Alibaba Director and the Sequoia Director) who are not Affiliated with the Member of Management or Management Holding Entity. Any Transfer by the Member of Management or Management Holding Entity so consented to shall be carried out pursuant to the procedure and requirements set forth in this Article V.

(c) No Indirect Transfers. Each of the Restricted Shareholders agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Equity Securities of the Company indirectly through another Person (including any Management Holding Entity) or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person (including any Management Holding Entity), or otherwise. For the avoidance of doubt, the foregoing sentence is not intended to restrict Transfers of shares of Daojia by any shareholder of Daojia not in contravention with the then effective shareholders agreement of Daojia and applicable Laws. Each of the Members of Management and the Management Holding Entities furthermore agrees that the Transfer, sale or issuance of any Equity Securities of another Person so caused or effected (including by any Management Holding Entity) without the prior written consent of a majority of the Directors (including the affirmative votes of Mr. Jinbo Yao, Alibaba Director and the Sequoia Director) who are not Affiliated with the Member of Management or Management Holding Entity shall be prohibited, and each such Member of Management or Management Holding Entity agrees not to make, cause or permit any Transfer, sale or issuance of any Equity Securities of another Person (including any Management Holding Entity) without the prior written consent of a majority of the Directors (including the affirmative votes of Mr. Jinbo Yao, Alibaba Director and the Sequoia Director) who are not Affiliated with the Member of Management or Management Holding Entity. Any purported Transfer, sale or issuance of any Equity Securities of another Person so caused or affected (including by any Management Holding Entity) in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including without limitation, any Shareholder, Member of Management and Management Holding Entity) shall recognize any such Transfer, sale or issuance.

(d) Notwithstanding anything to the contrary herein and without prejudice to any other transfer restrictions applicable to Momo or the Series C Preferred Shares it holds as provided herein, either before or after the initial public offering of the Company, if Momo proposes to Transfer (including the Transfer in a trade sale that contemplates a transfer of more than fifty percent (50%) of the outstanding voting power of the Company, but excluding any Transfer to its Permitted Transferee) any Series C Preferred Shares (or any Equity Securities of the Company or any right, title or interest therein or thereto or converted or convertible therefrom) to or in favor of any third party (the “Transfer Ratio” being the number of Series C Preferred Shares proposed to be Transferred by Momo at such time, divided by the total number of Series C Preferred Shares subscribed by Momo), Momo shall notify the Company in writing of such proposed Transfer (other than a Transfer in a trade with trade sale that contemplates a transfer of more than fifty percent (50%) of the outstanding voting power of the Company) a reasonable period of time before such Transfer, and shall use the proceeds from such Transfer to first repay the corresponding portion of the amount owed by Momo to the Company under the Promissory Note being the principal amount under the Promissory Note multiplied by the Transfer Ratio, and the Company shall, subject to amicable consultation between Momo and the Company in good faith on the payment schedule, concurrently designate one or more of its Subsidiaries to pay to Momo’s PRC onshore Affiliate (which is the party to the Convertible Note Agreements) the amount being the result of the respective principal amount (in RMB) under the Convertible Note Agreements multiplied by the Transfer Ratio, upon which Momo shall acknowledge and agree that such amount (the respective principal amount (in RMB) multiplied by the Transfer Ratio) under the Convertible Note Agreements have been fully repaid. Momo hereby further agrees and acknowledges that the foregoing arrangements shall survive, and shall continue to be effective and binding upon Momo and its Affiliates so long as any principal amount under the Promissory Note is outstanding.

Section 5.03 Permitted Transfers.

The following Transfers may be made without compliance with the provisions of Section 5.04 or Section 5.05:

(a) any Transfer by a Restricted Shareholder to an Affiliate of such Restricted Shareholder; provided that the transferee is not a Company Restricted Person or a Daojia Restricted Person, provided further that, with respect to Sequoia, the preceding proviso under this Section 5.03(a) shall also be subject to Section 5.02(a)(iii) and Section 5.02(a)(iv).

(b) any Transfer by a Restricted Shareholder that is a natural person to a trust for the benefit of an Immediate Family of such Restricted Shareholder; provided that such Restricted Shareholder is the sole trustee of such trust;

(c) any sale or Transfer of Equity Securities to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment relationship;

A Person described with respect to a Restricted Shareholder in clause (a) or (b) of this Section 5.03 is hereinafter referred to as a “Permitted Transferee” of such Restricted Shareholder. If a transferee of Shares pursuant to clause (a) or (b) of this Section 5.03 at any time ceases to be a Permitted Transferee of the transferring Restricted Shareholder, the transferee shall Transfer such Shares back to such transferring Restricted Shareholder and such Transfer shall not be subject to Section 5.04 or Section 5.05.

Notwithstanding any restrictions set forth under this Agreement, including without limitations, the restrictions set forth in Article III and Article V, and anything to the contrary under this Agreement, with respect to Sequoia and Alibaba (for so long as Alibaba directly holds any Equity Securities of the Company), (w) a sale pursuant to Section 5.05 of this Agreement, (x) the Transfer of Shares to any respective Affiliates of Sequoia or Alibaba, as the case may be or the Transfer of interests by Sequoia’s (or its shareholder’s) limited partners of its partnership interest, (y) a sale in the event that the Company fails to fulfill its redemption obligations or pay on the date that the redemption payment were due pursuant to Article VIII of this Agreement, or (z) any sale or transfer after the initial public offering of the Company other than sale or transfer in a privately negotiated transaction shall not be subject to any restrictions under this Agreement.

Section 5.04 Right of First Refusal.

(a) Transfers Subject to Right of First Refusal. If any Restricted Shareholder (except for Sequoia) or any Management Holding Entity that becomes a Shareholder proposes to Transfer any Shares, (i) the Key Shareholders, (ii) Series A Holders (including Series A Holders on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB, in accordance with and subject to Section 5.04(g)), (iii) Series B Holders and (iv) Series C Holders (together, the “ROFR Right Holders”) shall each have a right of first refusal (the “First Refusal Right”) with respect to such Transfer as provided in this Section 5.04. A Restricted Shareholder (except for Sequoia) proposing to Transfer any Shares to a third party shall, prior to delivering the Transfer Notice (as defined below) in respect thereof, confirm with the Board of the Company that the proposed transferee is not a Company Restricted Person or a Daojia Restricted Person. If the Board of the Company confirms that such proposed transferee is a Company Restricted Person or a Daojia Restricted Person, the proposed Transfer to such proposed transferee may not proceed.

(b) Transfer Notice. If a Restricted Shareholder (except for Sequoia) or any Management Holding Entity that becomes a Shareholder (the “Transferring Shareholder”) either receives a bona fide offer to acquire Shares held by it and the Transferring Shareholder proposes to accept such offer or makes a bona fide offer to sell Shares held by it to a third party and the third party proposes to accept such offer, the Transferring Shareholder shall send a written notice (the “Transfer Notice”) to the Company and all of the ROFR Right Holders (such holders, the “Offerees”), which notice shall state (i) the name of the Transferring Shareholder, (ii) the name and address of the proposed transferee (the “Transferee”) and the name of the ultimate Controller of the Transferee, (iii) the number and the type of Shares to be Transferred (the “Offered Shares”), (iv) the amount and form of the proposed consideration for the Transfer and (v) the other material terms and conditions of the proposed Transfer. In the event that the proposed consideration for the Transfer includes consideration other than cash, the Transfer Notice shall include a calculation of the fair market value of such consideration and an explanation of the basis for such calculation. The total value of the consideration for the proposed Transfer is referred to herein as the “Offer Price.”

(c) Rights of the Offerees. The Offerees shall have the right, exercisable by each Offeree through the delivery of an Acceptance Notice (as defined below) as provided in Section 5.04(d), to purchase up to all of the Offered Shares at a purchase price per Share equal to the Offer Price divided by the total number of Offered Shares, and upon the other terms and conditions set forth in the Transfer Notice. Each Offeree shall have the right to purchase up to such number of Offered Shares as is equal to the total number of Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree and the denominator of which is the number of Shares held by all of the Offerees, in each case (for both the numerator and the denominator) on an as-converted basis as of the date of the Transfer Notice, including Preferred Holders on an as-exercised basis with respect to the Warrants that have been paid in RMB.

(d) Exercise of Rights. The First Refusal Right of each Offeree under Section 5.04(c) shall be exercisable by delivering a written notice of exercise (an “Acceptance Notice”) within a period of twenty (20) days after the date of the Transfer Notice (the “Offer Period”) to the Transferring Shareholder, with a copy to each other Offeree. Each Acceptance Notice shall include a statement of the number of Shares held by such Offeree that such Offeree is willing to purchase. An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Offeree to purchase the relevant number of Offered Shares determined in accordance with Section 5.04(c) and Section 5.04(e). The failure of an Offeree to give an Acceptance Notice within the Offer Period shall be deemed to be a waiver of such Offeree’s First Refusal Right with respect to the relevant Transfer.

(e) Sale to Third Party Purchaser. If the Offerees do not elect in the aggregate to purchase all of the Offered Shares, the Transferring Shareholder may Transfer, subject to Section 5.05, the remaining Offered Shares (the “Remaining Shares”) to the Transferee identified in the Transfer Notice on the terms and conditions set forth in the Transfer Notice; provided that (i) such sale is bona fide, (ii) the price per Share for the sale to the Transferee is a price not less than the Offer Price divided by the total number of Offered Shares and the sale is otherwise on terms and conditions no less favorable to the Transferring Shareholder than those set forth in the Transfer Notice, (iii) the Transfer is made within three months after the giving of the Transfer Notice and (iv) the Transferee is not (a) a Company Restricted Person, or (b) a Daojia Restricted Person, unless otherwise approved by the Company or Daojia, as the case may be, pursuant to Section 5.02. If such a Transfer does not occur within such three-(3-)month period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Shares may be made by the Transferring Shareholder thereafter without again making an offer to the Offerees in accordance with this Section 5.04.

(f) Closing. Unless otherwise set forth herein, the closing of any purchase of Offered Shares by an Offeree shall be held at the principal office of the Company at 11:00 a.m. local time on the fifteenth (15th) day after the giving of the Acceptance Notice by such Offeree or at such other time and place as the parties to the transaction may agree. The said fifteen-(15-)day period shall be extended for an additional period of up to forty-five (45) days if necessary to obtain any Regulatory Approvals required for such purchase and payment. At such closing, the Transferring Shareholder shall deliver share certificates representing the relevant Offered Shares, accompanied by duly executed instruments of transfer and the Transferring Shareholder’s portion of the requisite stamp duty and transfer taxes or fees, if any. Such Offered Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder or attributable to actions by such Offeree acquiring such Offered Shares), and the Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such Offered Shares. Each Offeree purchasing Offered Shares shall deliver at the relevant closing (or on such later date or dates as may be provided in the Transfer Notice with respect to payment of consideration by the proposed Transferee, or as otherwise agreed between the Transferring Shareholder and such Offeree) payment in full of the Offer Price. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of such Offered Shares to such Offeree. Any stamp duty or transfer taxes or fees payable on the transfer of any Offered Shares shall be borne and paid equally by the Transferring Shareholder and the relevant Offeree.

(g) Application to Warrant Holder. With respect to any Warrant Holder as an Offeree who exercises its right of first refusal to purchase the Offered Shares in accordance with this Section 5.04, the Company shall, at the relevant closing as described in the above Section 5.04(f), (i) issue a warrant (the “Special Warrant”) to such Warrant Holder, under which such Warrant Holder shall be entitled to purchase such number and type of shares it has elected to purchase in accordance with this Section 5.04, which shall not exceed its pro rata share of the Offered Shares as determined in this Section 5.04 upon the terms and conditions specified in the Transfer Notice and in accordance with the terms and conditions as provided in such Special Warrant, and at the same time (ii) repurchase the number and type of Offered Shares from the Transferring Shareholder which equals the number and type of the Offered Shares as specified in the Special Warrant upon the terms and conditions specified in the Transfer Notice. The Warrant Holder purchasing Offered Shares shall pay the corresponding Offer Price, at the relevant closing as described in the above Section 5.04(f) (or on such later date or dates as may be provided in the Transfer Notice with respect to payment of consideration by the proposed Transferee, or as otherwise agreed between the Transferring Shareholder and such Offeree), through purchasing an additional convertible note of 五八到家有限公司 and 天津好到家信息技术有限公司 or in other way as then agreed by the Warrant Holder and the Company. Notwithstanding the foregoing, the Company shall not be obligated to take any action that in the good faith belief of the Company would be in violation of any applicable law or result in adverse tax consequences with respect to the Company.

Section 5.05 Tag-Along Rights.

(a) Tag-Along Rights on Transfer.

(i) Tag-Along Right. If a Transferring Shareholder proposes to make a Transfer, an Offeree that does not exercise its First Refusal Right in accordance with Section 5.04 shall have the right (the “Tag-Along Right”) but not the obligation to require the Transferee in such Transfer to purchase from such Offeree, for the same consideration per Share and upon the same terms and conditions as to be paid and given to the Transferring Shareholder, up to a maximum number of Shares as is equal to the Remaining Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree and the denominator of which is the aggregate number of Shares held by the Transferring Shareholder and the Offerees exercising the Tag-Along Right, in each case (for both the numerator and the denominator) on an as-converted basis as of the date of the Transfer Notice including holders of Series A Preferred Shares on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB (the “Tag-Along Pro Rata Portion”). If an Offeree elects to exercise its Tag-Along Right, the number of Shares to be Transferred by the Transferring Shareholder shall be reduced accordingly.

(ii) Tag-Along Notice. If an Offeree elects to exercise its Tag-Along Right (the “Tag-Along Offeree”), such Tag-Along Offeree shall deliver a written notice (the “Tag-Along Notice”) of such election to the Transferring Shareholder within the Offer Period, specifying the number of Shares with respect to which it wishes to sell pursuant to the Tag-Along Right, subject to the maximum number of Shares calculated pursuant to Section 5.05(a)(i). Such notice shall be irrevocable and shall constitute a binding agreement by such Shareholder to Transfer up to such number of Shares on the terms and conditions set forth in the Transfer Notice. The failure of the Tag-Along Offeree to give a Tag-Along Notice within the Offer Period shall be deemed to be a waiver of such Tag-Along Offeree’s Tag-Along Right.

(iii) Allocation of Remaining Shares. Within five (5) Business Days after the expiration of the Offer Period, the Transferring Shareholder shall send a notice to each Tag-Along Offeree specifying (1) the number of Remaining Shares, (2) the identity of each Tag-Along Offeree, (3) the number and type of Shares that each Tag- Along Offeree has requested to sell and (4) the number and the type of Shares that each Tag-Along Offeree shall sell to the Transferee.

(b) Consummation. Unless otherwise set forth herein, the closing of the sale of Shares pursuant to the Tag-Along Right shall occur simultaneously with the Transfer of Shares by the Transferring Shareholder to the Transferee. Where any Offeree has properly elected to exercise its Tag-Along Right and the proposed Transferee fails to purchase Shares from such Offeree, the Transferring Shareholder shall not make the proposed Transfer, and if purported to be made, such Transfer shall be void.

(c) Application to Warrant Holder. With respect to any Warrant Holder as an Offeree who exercises its Tag-Along Right to transfer the Warrant Shares in accordance with this Section 5.05, such Warrant Holder shall exercise its Tag-Along Right through the way as below: (i) a certain number and type of Warrant Shares under such Warrant Holder’s Warrant up to its Tag-Along Pro Rata Portion shall at such time be issued directly by the Company to the Transferee; (ii) the Company and the Warrant Holder shall agree to cancel or amend the Warrant accordingly to reduce and cancel the number of Warrant Shares equal to the Tag-Along Pro Rata Portion of such Warrant Holder to be issued by the Company to the Transferee, which shall reflect the remaining Warrant Shares (if any) as a result of such Warrant Holder’s exercising its Tag-Along Right; and (iii) the Company or its designated PRC entity shall transfer the amount received from the Transferee by the Company in item (i) through repayment of the applicable Convertible Note or (ii) in any other way as then agreed by the Warrant Holder and the Company. The Company or any Person designated by the Company shall use its commercially reasonable efforts to complete the payment in RMB to the Warrant Holder within a reasonable time as then agreed by the Company and the Warrant Holder in writing after the Company has received the consideration from the Transferee, subject to extension as further agreed by the Company and the Warrant Holder in writing. Notwithstanding the foregoing, the Company shall not be obligated to take any action that in the good-faith belief of the Company would be in violation of any applicable law or result in adverse tax consequences with respect to the Company.

Section 5.06 Transfer of Convertible Securities.

Any Transfer of Convertible Securities shall be deemed for the purposes of this Article V to be a Transfer of Shares.

Section 5.07 Notice of Transfer.

After registering any Transfer of Shares on its register of members or Transfer of other Equity Securities on its books, the Company shall send a notice to each Shareholder stating that such Transfer has taken place and setting forth the name of the transferor, the name of the transferee and the number and class of Equity Securities involved.

Section 5.08 Termination of Rights.

The terms, conditions and obligations set forth in this Article V shall terminate upon the earlier of (i) the closing of a Qualified Deemed Liquidation Event, or (ii) immediately prior to the closing of a Qualified IPO.

ARTICLE VI

PREEMPTIVE RIGHT

Section 6.01 Restrictions.

(a) Except as provided under Section 6.01(c), the Company shall not issue any securities (including any Equity Securities or any debt or other securities of any kind) of any type or class (“Issuance Securities”) to any Person (the “Proposed Recipient”) unless the Company has offered (i) each Key Ordinary Shareholder, (ii) Series A Holders (including Series A Holders on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB, in accordance with and subject to Section 6.03(d)), (iii) Series B Holders, and (iv) Series C Holders (together with (i), (ii) and (iii), the “Preemptive Right Holders”, and each, a “Preemptive Right Holder”) and in accordance with the provisions of this Article VI the right to purchase all or a portion of such Issuance Securities for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient (the

“Preemptive Right”).

(b) For the purposes of this Section 6.01, a Preemptive Right Holder’s “Pro Rata Share” of Issuance Securities at any time shall be calculated as the product of (i) the number of Issuance Securities and (ii) a fraction, the numerator of which is the total number of Shares held by such Preemptive Right Holder and the denominator of which is the total number of Shares held by all the Preemptive Right Holders, in each case (for both the numerator and the denominator) on an as-converted basis as of the date of the Preemptive Offer Notice (as defined below), including holders of Preferred Shares on an as-exercised basis with respect to the Warrants that have been paid in RMB.

(c) The restrictions set out in Section 6.01(a) shall not apply to (i) any issuance of Class A Ordinary Shares upon the conversion of any Class B Ordinary Shares or Series A Preferred Shares, or upon the conversion or exchange of Convertible Securities, or upon the exercise of Warrants; provided that such issuance is pursuant to the terms of such Preferred Shares or Convertible Securities (which Preferred Shares or Convertible Securities have been approved in accordance with this Agreement and the Memorandum and Articles); (ii) any issuance of Shares pursuant to a Qualified IPO, (iii) any issuance of Shares pursuant to the ESOP, approved in accordance with this Agreement and the Memorandum and Articles, (iv) any issuance of Equity Securities as consideration in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, amalgamation or other business combination transaction, joint venture, sale or exchange of securities or other similar transaction involving the Company or a Group Company, approved in accordance with this Agreement and the Memorandum and Articles, (v) any issuance of Equity Securities in connection with any share split, share dividend, subdivision, combination, reclassification or other similar event in which all Key Shareholders are entitled to participate on a pro-rata basis in accordance with the Memorandum and Articles, (vi) any issuance of a Special Warrant pursuant to this Agreement; (vii) any issuance of Shares pursuant to the exercise of the Warrants and Special Warrant; (viii) any issuance of Shares pursuant to the Conversion Letter Agreement or otherwise in connection with the Conversion that complies with the terms and conditions set forth in this Agreement; (ix) any issuance of Shares to the Shareholders pursuant to Section 3.14; and (x) any issuance of Shares in connection with the RSU Award Agreements or otherwise pursuant to Section 2.08 (including any issuance of Shares to Sequoia pursuant to Section 2.08).

Section 6.02 Preemptive Offer Notice.

(a) Not less than twenty (20) days before a proposed issuance of Issuance Securities other than in connection with an issuance permitted under Section 6.01(c) (“Proposed Issuance”), the Company shall deliver to each Preemptive Right Holder a written notice (a “Preemptive Offer Notice”), which shall set forth (i) the number, type and terms of such Issuance Securities, (ii) the consideration to be received by the Company in connection with the Proposed Issuance and (iii) a summary of any other material terms and conditions of the Proposed Issuance, including the name of the Proposed Recipient and the proposed issuance date. Such Preemptive Offer Notice shall be accompanied by any written offer, if any, from the Proposed Recipient to purchase such Issuance Securities.

(b) The Company shall, by delivering the Preemptive Offer Notice, offer each Preemptive Right Holder the option to acquire all or any portion of such Preemptive Right Holder’s Pro Rata Share of the remaining Issuance Securities (the “Preemptive Offer”). The Preemptive Offer shall remain open and irrevocable for the period set forth below (and, to the extent that the Preemptive Offer is accepted during such period, until the consummation of the issuance contemplated by the Preemptive Offer).

Section 6.03 Exercise of Preemptive Right.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Preemptive Right Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Preemptive Right Holder shall have twenty (20) Business Days from the date of receipt of the First Participation Notice (the “First Participation Period”) to agree in writing to purchase such Preemptive Right Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice, by giving a written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Preemptive Right Holder’s Pro Rata Share).

(b) Second Participation Notice; Oversubscription. If any Preemptive Right Holder fails or declines to exercise its Preemptive Right in accordance with Section 6.03(a) above, the Company shall promptly give a notice (the “Second Participation Notice”) to other Preemptive Rights Holders who have exercised in full their Preemptive Rights (the “Oversubscription Participants”) in accordance with Section 6.03(a) above. Each Oversubscription Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to such number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Shares held by such Oversubscription Participant and the denominator of which is the total number of Shares held by all the Oversubscription Participants, in each case (for both numerator and the denominator) on an as-converted basis as of the date of the Second Participation Notice, including holders of Preferred Shares on an as-exercised basis with respect to the Warrants that have been paid in RMB.

(c) All sales of Issuance Securities to the Preemptive Right Holders subject to any Preemptive Offer Notice shall be consummated contemporaneously at the offices of the Company on a mutually satisfactory Business Day within twenty (20) Business Days after the expiration of the First Participation Period or Second Participation Period (the “Participation Period”). The delivery by the Company of share certificates or other instruments, if any, evidencing such Issuance Securities shall be made on such date against payment of the purchase price for such Issuance Securities.

(d) Application to Warrant Holder. Notwithstanding the above, if any Warrant Holder exercises its preemptive rights to purchase any of the remaining Issuance Securities in accordance with this Section 6.02, the Company shall issue a Special Warrant to such Warrant Holder, under which such Warrant Holder shall be entitled to purchase such number and type of shares it has elected to subscribe in accordance with this Section 6.03, and at the same time. Such Warrant Holder shall, concurrently with the consummation in Section 6.03(c), pay the corresponding consideration by (i) purchasing an additional convertible note of the 五八到家有限公司 and 天津好到家信息技术有限公司 or (ii) any other way as then agreed by the Warrant Holder and the Company. Notwithstanding the foregoing, the Company shall not be obligated to take any action that in the good-faith belief of the Company would be in violation of any applicable law or result in adverse tax consequences with respect to the Company.

(e) If any Issuance Securities set forth in the Preemptive Offer Notice remain unpurchased or unsubscribed after all of the Preemptive Right Holders have either exercised or deemed to have waived their respective preemptive rights under this Section 6.03, then the Company may issue all or any portion of such remaining Issuance Securities, at a price not less than the purchase price and on terms and conditions not more favorable to the Proposed Recipient than the purchase price, terms and conditions stated in the Preemptive Offer Notice, at any time within sixty (60) days after the expiration of the Participation Period (the “Issuance Period”); provided that, in connection with and as a condition to such issuance (solely in the case of any issuance of Shares), each Proposed Recipient that is not then a party to this Agreement shall execute and deliver to the Company a Joinder Agreement substantially in the form attached hereto as Schedule 7; provided, further, that (x) the Proposed Recipient shall not be a Daojia Restricted Person unless a prior written consent from Daojia shall have been obtained; and (y) if such issuance is subject to any Regulatory Approval, the Issuance Period shall be extended until the expiration of the fifth (5th) Business Day following the receipt of all such Regulatory Approvals, but in no event later than two hundred and forty (240) days following the expiration of the Participation Period. In the event that any of such remaining Issuance Securities is not issued during the Issuance Period, the right of the Company to issue such remaining Issuance Securities shall expire and the obligations of the Company under this Article VI shall be reinstated and such remaining Issuance Securities shall not be issued unless first reoffered to the Key Shareholders in accordance with this Article VI.

(f) Any issuance of securities by the Company prior to compliance by the Company with this Article VI shall be void and of no force and effect.

Section 6.04 Termination of Rights.

The terms, conditions and obligations set forth in this Article VI shall terminate upon the earlier of (i) the closing of a Qualified Deemed Liquidation Event, or (ii) immediately prior to the closing of a Qualified IPO.

ARTICLE VII

REGISTRATION RIGHTS

Section 7.01 Applicability of Rights.

The Holders (as defined below) shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or substantially equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

Section 7.02 Definitions.

For purposes of this Article VII:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with the Securities Act.

(b) Registrable Securities. The term “Registrable Securities” shall mean: (1) any Class A Ordinary Shares issued or to be issued pursuant to conversion of Class B Ordinary Shares or Preferred Shares, (2) any Ordinary Shares, or any Ordinary Shares issued or issuable upon conversion or exercise of any warrant, right or other securities of the Company, owned (except for any such Ordinary Shares owned by an Ordinary Holder on or prior to the date of this Agreement, which shall be deemed not to be Registrable Securities for purposes of this Agreement) or hereafter acquired by holders of Preferred Shares, and (3) any Class A Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in clauses (1) and (2) of this subsection (b). Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Article VII are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the aggregate number of Ordinary Shares that are (i) Registrable Securities and are then issued and outstanding, (ii) Ordinary Shares issuable upon conversion of Class B Ordinary Shares or Preferred Shares then issued and outstanding or (iii) Ordinary Shares issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d) Holder. For purposes of this Article VII, the term “Holder” shall mean any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Article VII have been duly assigned in accordance with this Agreement.

(e) Form F-3/S-3. The term “Form F-3/S-3” shall mean such respective forms under the Securities Act as are in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” shall mean the United States Securities and Exchange Commission.

(g) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Section 7.03, Section 7.04, Section 7.05 and Section 7.07 hereof, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees and expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one (1) counsel for the selling Holders (which shall be selected by the holders of a majority of the Registrable Securities being included in any particular registration statement), fees and expenses for compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities), and the expense of any special audits incidental to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts, selling commissions and fees payable to the Company’s transfer agent or depositary bank applicable to the sale of Registrable Securities pursuant to Section 7.03, Section 7.04 and Section 7.05 hereof.

(i) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

(j) For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC shall be deemed to refer to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent Governmental Authority in the applicable non-U.S. jurisdiction.

Section 7.03 Demand Registration.

(a) Request by Holders. If the Company shall, at any time after the earlier of (i) the fifth (5th) anniversary of the date of the Initial Closing or (ii) following a Qualified IPO, receive a written request from the Holders of at least ten percent (10%) of the Registrable Securities (on an as-converted basis) then outstanding that the Company file a registration statement under the Securities Act covering the registration of such Holders’ Registrable Securities pursuant to this Section 7.03, then the Company shall, within ten (10) days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 7.03; provided that the Company shall not be obligated to effect any such registration during the six (6) month period commencing with the date of a Qualified IPO; provided, further, that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 7.03 or Section 7.05, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 7.04 or Section 6.03, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 7.04.

(b) Underwriting. If the Holders initiating the registration request under this Section 7.03 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 7.03 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent permitted hereunder. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 7.03, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided, further, that at least fifty percent (50%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than three (3) such demand registrations pursuant to this Section 7.03 that have been declared and ordered effective; provided, however, that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 7.03 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such registration, such registration shall not be deemed to constitute one (1) demand registration pursuant to this Section 7.03.

(d) Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 7.03:

(i) during the period starting with the date of filing by the Company of, and ending 180 days following the effective date of, a Company-initiated registration statement; provided that the Holders are entitled to join such registration subject to Section 7.04; or

(ii) if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 7.03, a certificate signed by the President or CEO of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental; provided, however, that the Company may not utilize this right for more than ninety (90) days on any one occasion or more than once in any twelve-(12-)month period; provided further, that the Company shall not register any other of its securities during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(iii) Other Securities Laws in Demand Registration. In the event of any registration pursuant to this Section 7.03, the Company shall register and qualify the securities covered by the registration statement under the securities laws of any other jurisdictions outside of the United States or in Hong Kong or elsewhere as shall be appropriate for the distribution of the securities; provided, however, that the Company shall not be required to do business or to file a general consent to service of process in any such state or jurisdiction, unless the Company is already subject to service of process in such jurisdiction.

Section 7.04 Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company and the Company’s initial public offering, but excluding registration statements relating to any registration under Section 7.03 or Section 7.05 of this Agreement or to any employee benefit plan or a corporate reorganization or other Rule 145 transaction, an offer and sale comprised exclusively of debt securities, or a registration on any registration form that does not permit secondary sales), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within eighteen (18) days after receipt of the above described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all subject to the terms and conditions set forth herein. No Holder of Registrable Securities shall be granted piggyback registration rights equal to or superior to those granted herein without the consent in writing of the Holders of at least seventy-five percent (75%) of all outstanding Registrable Securities. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 7.04 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 7.06 hereof.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 7.04 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 7.04 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent permitted herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 3.10, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of shares included in the underwritten offering; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded unless otherwise approved in writing by Holders of a majority of the Registrable Securities requested for inclusion in such registration and underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 7.04 shall not be deemed to be a demand registration as described in Section 7.03 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 7.04.

Section 7.05 Form F-3/S-3 Registration.

In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form F-3/S-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fourteen (14) days after the Company provides the notice contemplated by Section 7.05(a), including the filing of any prospectus supplement to facilitate the sale and distribution of all such securities (a “Shelf Takedown”); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section

7.05:

(i) if Form F-3/S-3 is not available for such offering by the Holders;

(ii) if such Holders, together with the other Holders entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public of less than $50,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the President or CEO of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3/S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3/S-3 registration statement for a period during which such filing would be materially detrimental; provided, however, that the Company may not utilize this right for more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 7.05 or more than once during any twelve-(12-)month period; provided further, that the Company shall not register any of its other shares during such ninety (90) day period.

(iv) if the Company has, within the twelve-(12-)month period preceding the date of such request, already effected two (2) registrations under the Securities Act in which the Holders had an opportunity to participate pursuant to this Agreement, other than a registration from which the Registrable Securities of a Holder have been excluded (with respect to all or any portion of the Registrable Securities such Holder requested be included in such registration) pursuant to the provisions of Section 7.03(b) and Section 7.04; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service of process in such jurisdiction.

(c) Not Demand Registration. Form F-3/S-3 registrations shall not be deemed to be demand registrations as described in Section 7.03 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 7.05; provided that the Company shall not be required to effect more than two (2) Form F-3/S-3 registrations in any twelve-(12-)month period.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 7.05 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 6.03 shall apply to such registration.

Section 7.06 Expenses.

All Registration Expenses incurred in connection with any registration pursuant to Section 7.03, Section 7.04, Section 7.05 or Section 7.07 (excluding Selling Expenses which shall be borne by the Holders requesting registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such registration) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 7.03 or Section 7.05 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless (in the case of a registration requested pursuant to Section 7.03) the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 7.03 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, however, that if at the time of such withdrawal (in the case of a registration requested pursuant to Section 7.03 or Section 7.05), the Holders requesting the withdrawal have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses (and such registration shall not constitute the use of a demand registration pursuant to Section 7.03).

Section 7.07 Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities under this Agreement, including a Shelf Takedown, the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred and twenty (120) days; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s) for such registration, and (ii) in the case of any registration of Registrable Securities on Form F-3/S-3 which are intended to be offered on a continuous or delayed basis, such one hundred and twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form with the managing underwriter(s) of such offering.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, on the date that the registration statement with respect to such securities becomes effective, if such securities are not being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to seventy-five percent (75%) in interest of the Holders requesting registration, addressed to the underwriters, if any, and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to seventy-five percent (75%) in interest of the Holders requesting registration, addressed to the underwriters, if any.

Section 7.08 Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 7.03, Section 7.04 or Section 7.05 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

Section 7.09 Indemnification.

In the event any Registrable Securities are included in a registration statement under Section 7.03, Section 7.04 or Section 7.05:

(a) By the Company. To the maximum extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, shareholders, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law or regulation or any applicable securities laws or regulations of a jurisdiction outside the United States, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(b) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference in any registration statement, any preliminary or final prospectus included in the registration statement, or any amendments or supplements thereto, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company;

(i) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading;

(ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law or applicable securities laws or regulations of a jurisdiction outside the United States in connection with the offering covered by such registration statement; or

(iii) and the Company will reimburse each such Holder, its partners, officers, directors, shareholders, legal counsel, underwriters or Controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.09(b)(iii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished expressly for use in connection with such registration by such Holder, or any partner, officer, director, shareholder, legal counsel, underwriter or Controlling person of such Holder.

(c) By Selling Holders. To the maximum extent permitted by law, each selling Holder will, severally and not jointly, if Registrable Securities held by the Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who Controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, shareholders, officers, legal counsel or any person who Controls such other Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other United States federal or state law or regulation or any applicable securities laws or regulations of a jurisdiction outside the United States, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in strict conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.09 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 7.09(c) exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder in the registered offering out of which the applicable Violation arises.

(d) Notice. Promptly after receipt by an indemnified party under this Section 7.09 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.09, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to an actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 7.09 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.09.

(e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 7.09 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 7.09 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 7.09; then, and in each such case, the indemnified party (with respect to clause (ii) only) and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such losses, claims, damages or liabilities, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount, when combined with such Holder’s liability under Section 7.09(b) in excess of the net proceeds (less underwriting discounts and selling commissions) to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 7.09 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 7.10 Termination of the Company’s Obligation.

The Company’s obligations under Section 7.03, Section 7.04 and Section 7.05 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 7.03, Section 7.04 or Section 7.05 shall terminate on the earlier of (i) the fifth (5th) anniversary of a Qualified IPO of the Company, or (ii) except with respect to the Company’s obligations pursuant to Section 7.11 and Section 7.12, which shall survive until the fifth (5th) anniversary of a Qualified IPO of the Company, such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during any given 90-day period without registration.

Section 7.11 Rule 144 Reporting.

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3/S-3, after such time as a public market exists for the Class A Ordinary Shares, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3/S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3/S-3.

Section 7.12 Re-sale Rights.

The Company shall at its own cost use its best efforts to assist any Holder in the sale or disposition of, and to enable any Holder to sell under Rule 144 the maximum number of, its Registrable Securities, including without limitation (a) the prompt delivery of applicable instruction letters to the Company’s transfer agent to remove legends from such Holder’s share certificates, (b) if required by the depositary in connection with its conversion procedures, causing the prompt delivery of appropriate legal opinions from the Company’s counsel in forms reasonably satisfactory to such Holder’s counsel and (c) if the Company has depositary receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to the Company’s share registrar and depositary agent to convert such Holder’s securities into depositary receipts or similar instruments to be deposited in such Holder’s brokerage account(s) and (ii) taking any and all other steps necessary to facilitate the conversion into depositary receipts or similar instruments. For the avoidance of doubt, the Holder shall be responsible for any and all depositary facility fees in connection with the deposit of its securities with the depositary and the issuance of depositary receipts to the Holders.

ARTICLE VIII

REDEMPTION RIGHTS

Section 8.01 Redemption Rights.

(a) Notwithstanding anything to the contrary herein, at any time after the earliest to occur of (i) neither a Qualified IPO nor a Qualified Deemed Liquidation Event occurred on or prior to the fifth (5th) anniversary of the Initial Closing, (ii) the occurrence of any material adverse change in the regulatory environment which causes the Control Documents and the captive structure contemplated under the Control Documents to be invalid under the applicable laws and within sixty (60) days thereafter, no alternative arrangement has been reached upon good faith discussions by the Parties for the Company to effectively control the VIE Entities and consolidate their financial statements; (iii) failure to complete the Conversion by any Conversion Shareholders within five (5) years after Series B Initial Closing in accordance with the terms and conditions set forth in this Agreement; and (iv) any Series A Holder and/or the A Round Warrant Holder, or any Series B Holder making a redemption request pursuant to this Section 8.01, any Series C Holder may, by written notice to the Company (the “Series C Redemption Notice”), require the Company to redeem up to all of the Series C Preferred Shares (including the Equity Securities in connection with any share split, share dividend, subdivision, combination, reclassification or other similar event) held by such holder. Following receipt of the Series C Redemption Notice, the Company shall within twenty (20) Business Days to give a written notice (the “Series C Company Redemption Notice”) of the redemption request to each non-requesting Preferred Holder, stating the existence of the Series C Redemption Notice, the applicable Redemption Price and the anticipated redemption date. Each such non-requesting Preferred Holder may also have the right, but not the obligation, to elect to require the Company to redeem up to all of the Preferred Shares held by such holder by delivering a separate redemption notice to the Company within fifteen (15) Business Days of the receipt of such written notice from the Company.

(b) The Company shall pay to each Series C Holder which has delivered the Series C Redemption Notice or a separate redemption notice in accordance with Section 8.01(h), in respect of each Series C Preferred Share elected to be redeemed in the Series C Redemption Notice or its separate redemption notice, an amount (the “Series C Redemption Price”) equal to:

IP × (1+10% ×N) + D, where

IP = Series C Issue Price;

N = a fraction, with respect to the Series C Holder, the numerator of which is the number of calendar days between the date such Series C Holder acquired the Series C Preferred Share being redeemed and the relevant redemption date on which such Series C Preferred Shares are redeemed, and the denominator of which is 365; and

D = all declared but unpaid dividends per share thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers.

(c) Notwithstanding anything to the contrary herein, at any time after the earliest to occur of (i) neither a Qualified IPO nor a Qualified Deemed Liquidation Event has occurred on or prior to the fifth (5th) anniversary of the Series B Initial Closing; (ii) the occurrence of any material adverse change in the regulatory environment which causes the Control Documents and the captive structure contemplated under the Control Documents to be invalid under the applicable laws and within sixty (60) days thereafter, no alternative arrangement has been reached upon good faith discussions by the Parties for the Company to effectively control the VIE Entities and consolidate their financial statements; (iii) failure to complete the Conversion by any Conversion Shareholders within five (5) years after Series B Initial Closing in accordance with the terms and conditions set forth in this Agreement; and (iv) any Series C Holder, or any Series A Holder and/or the A Round Warrant Holder making a redemption request pursuant to this Section 8.01, any Series B Holder may, by written notice to the Company (the “Series B Redemption Notice”), require the Company to redeem up to all of the Series B Preferred Shares (including the Equity Securities in connection with any share split, share dividend, subdivision, combination, reclassification or other similar event) held by such Series B Holder. Following receipt of the Series B Redemption Notice, the Company shall within twenty (20) Business Days give a written notice of the redemption request to each non-requesting Preferred Holder, stating the existence of the Series B Redemption Notice, the applicable Redemption Price and the anticipated redemption date. Each such non-requesting Preferred Holder may also have the right, but not the obligation, to elect to require the Company to redeem up to all of the Preferred Shares held by such Preferred Holder by delivering a separate redemption notice to the Company within fifteen (15) Business Days of the receipt of such written notice from the Company. For the avoidance of doubt, the exercise of redemption rights under this Section 8.01 by any Series B Holder and the exercise of redemption rights by other Series B Holders under this Section 8.01 shall not be conditioned on each other.

(d) The Company shall pay to the Series B Holder which has delivered the Series B Redemption Notice or a separate redemption notice in accordance with Section 8.01(a), in respect of each Series B Preferred Share elected to be redeemed in the Series B Redemption Notice or its separate redemption notice, an amount (the “Series B Redemption Price”) equal to:

IP × (1+10%×N) + D, where

IP = Series B Issue Price;

N = a fraction, with respect to the Series B Holder, the numerator of which is the number of calendar days between the date such Series B Holder acquired the Series B Preferred Share being redeemed and the relevant redemption date on which such Series B Preferred Shares are redeemed and the denominator of which is 365; and

D = all declared but unpaid dividends per share thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers.

(e) Notwithstanding anything to the contrary herein, at any time after the earliest to occur of (i) neither a Qualified IPO nor a Qualified Deemed Liquidation Event occurred on or prior to the fifth (5th) anniversary of the Series B Initial Closing, (ii) the occurrence of any material adverse change in the regulatory environment which causes the Control Documents and the captive structure contemplated under the Control Documents to be invalid under the applicable laws and within sixty (60) days thereafter, no alternative arrangement has been reached upon good faith discussions by the Parties for the Company to effectively control the VIE Entities and consolidate their financial statements; (iii) failure to complete the Conversion by any Conversion Shareholders within five (5) years after Series B Initial Closing in accordance with the terms and conditions set forth in this Agreement; and (iv) any Series C Holder and/or the Warrant Holder or any Series B Holder making a redemption request pursuant to Section 8.01, any Series A Holder (including Series A Holder on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB, in accordance with and subject to Section 8.01(h)) may, by written notice to the Company (the “Series A Redemption Notice”), require the Company to redeem up to all of the Series A Preferred Shares (including the Equity Securities in connection with any share split, share dividend, subdivision, combination, reclassification or other similar event) held by such holder. Following receipt of the Series A Redemption Notice, the Company shall within twenty (20) Business Days to give a written notice (the “Series A Company Redemption Notice”) of the redemption request to each non-requesting Preferred Holder, stating the existence of the Series A Redemption Notice, the applicable Redemption Price and the anticipated redemption date. Each such non-requesting Preferred Holder may also have the right, but not the obligation, to elect to require the Company to redeem up to all of the Preferred Shares held by such holder by delivering a separate redemption notice to the Company within fifteen (15) Business Days of the receipt of such written notice from the Company.

(f) The Company shall pay to each Series A Holder which has delivered the Series A Redemption Notice or a separate redemption notice in accordance with Section 8.01(h), in respect of each Series A Preferred Share elected to be redeemed in the Series A Redemption Notice or its separate redemption notice, an amount (the “Series A Redemption Price”) equal to:

IP ×(1+10% ×N) + D, where

IP = Series A Issue Price;

N = a fraction, with respect to the Series A Holder, the numerator of which is the number of calendar days between the date such Series A Holder acquired the Series A Preferred Share being redeemed and the relevant redemption date on which such Series A Preferred Shares are redeemed, and the denominator of which is 365; with respect to the A Round Warrant Holder that has made payment in RMB, the numerator of which is the number of calendar days between the date such holder was issued the Warrant and the relevant redemption date on which relevant Warrant Shares are cancelled, and the denominator of which is 365; and

D = all declared but unpaid dividends per share thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers.

(g) The Company shall pay the Series C Redemption Price in full to each Series C Holder in respect to each Series C Preferred Share elected to be redeemed, the Series B Redemption Price in full to each Series B Holder in respect to each Series B Preferred Share elected to be redeemed, and the Series A Redemption Price in full to each Series A Holder in respect to each Series A Preferred Share elected to be redeemed on or before the relevant redemption date, provided that, in any event, the Company shall (i) first redeem the Series C Preferred Shares elected to be redeemed and pay to the Series C Holder(s) the full amount of the Series C Redemption Price on such Series C Preferred Shares; (ii) after full payment of the Series C Redemption Price, redeem the Series B Preferred Shares elected to be redeemed and pay to the Series B Holder(s) the full amount of the Series B Redemption Price on such Series B Preferred Shares; and (ii) after full payment of the Series C Redemption Price and the Series B Redemption Price, redeem the Series A Preferred Shares elected to be redeemed and pay to the Series A Holder(s) the full amount of the Series A Redemption Price on such Series A Preferred Shares. If on any date on which the Redemption Price or any installment thereof, the funds of the Company legally available for redemption are insufficient to make such payment in full, those funds which are legally available will (i) first, be used to redeem at the applicable Redemption Price each of the Series C Preferred Shares elected to be redeemed, and pay the Series C Redemption Price thereon in full, provided that, if the funds of the Company are insufficient to allow full payment of the Series C Redemption Price with respect to all of the Series C Preferred Shares elected to be redeemed, such funds shall apply ratably among the Series C Holder(s) to be redeemed based upon their holdings of the Series C Preferred shares on the last day of the Redemption Election Period; (ii) second, after the payment in full of the Series C Redemption Price for each Series C Preferred Shares elected to be redeemed, be used to redeem at the applicable Redemption Price the maximum possible number of the Series B Preferred Shares, ratably among the Series B Holders to be redeemed based upon their holdings of the Series B Preferred Shares on the last day of the Redemption Election Period; and (iii) third, after the payment in full of the Series C Redemption Price for each Series C Preferred Shares elected to be redeemed and the Series B Redemption Price for each Series B Preferred Shares elected to be redeemed, be used to redeem at the applicable Redemption Price the maximum possible number of the Series A Preferred Shares, ratably among the Series A Holders to be redeemed based upon their holdings of the Series A Preferred Shares on the last day of the Redemption Election Period.

(h) Unless as otherwise agreed, before any Preferred Holder shall be entitled for redemption under the provisions of this Section 8.01, such holder shall surrender its certificate or certificates representing such Preferred Shares to be redeemed by the Company in the manner and at the place designated by the Company for that purpose, and thereupon an amount equal to the applicable Redemption Price times the number of such Preferred Shares to be redeemed (the “Redemption Total Amount”) shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner of such Shares and each such certificate shall be cancelled. In the event less than all the Preferred Shares represented by such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Preferred Shares. Unless there has been a default in payment of the applicable Redemption Total Amount, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the relevant redemption date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Total Amount thereof (including all declared and unpaid dividend up to the relevant redemption date), without interest, shall cease and terminate and such Preferred Shares shall cease to be issued Shares of the Company.

(i) In connection with redemption pursuant to this Section 8.01, it is intended that when and in the event that any of Series C Holders has requested redemption of the Series C Preferred Shares it holds in accordance with Section 8.01(e), and any of Series A Holders has requested redemption of the Series A Preferred Shares it holds in accordance with Section 8.01(e), each Warrant Holder be entitled to participate in the redemption either upon the exercise of Warrant or on an as-exercised basis. Therefore, upon the delivery of the Series C Company Redemption Notice or the Series A Company Redemption Notice, each Warrant Holder shall be entitled (but not obligated) to elect to (i) exercise the relevant Warrant to purchase Series C Preferred Shares or Series A Preferred Shares, and thereafter be entitled to participate in the redemption by delivering the Series C Redemption Notice or the Series A Redemption Notice to the Company as Series C Holders (as applicable) or the Series A Holders (as applicable) pursuant to this Section 8.01, (ii) request that the Company issue the Series C Preferred Shares or the Series A Preferred Shares underlying such Warrant and Special Warrant to such Warrant Holder in exchange for the exercise of the Warrant and the repayment of the applicable Convertible Note, and thereafter be entitled to participate in the redemption by delivering the Series C Redemption Notice or the Series A Redemption Notice to the Company as the Series C Holders (as applicable) or the Series A Holders (as applicable) pursuant to this Section 8.01, or (iii) request that the Company (or any Person designated by the Company) use its commercially reasonable efforts to purchase all of the corresponding interests under such Warrants from the relevant Warrant Holder at the Series C Redemption Price or the Series A Redemption Price calculated as if the Warrant (if any) were exercised on the date of the Series C Company Redemption Notice or the Series A Company Redemption Notice, through repayment of the applicable Convertible Note in RMB or any other means as may be agreed by the Warrant Holder and the Company; provided that the Company shall not be obligated to take any action that in the good-faith belief of the Company would be in violation of any applicable law or result in adverse tax consequences with respect to the Company. Notwithstanding anything to the contrary herein, in connection with redemption pursuant to this Section 8.01, it is intended that when and in the event that Momo is entitled to and has requested the redemption of all or a portion of the Series C Preferred Shares it holds in accordance with this Section 8.01 (the “Redemption Ratio” being the number of Series C Preferred Shares requested by Momo to be redeemed pursuant to this Section 8.01, divided by the total number of Series C Preferred Shares subscribed by Momo), the Company shall (i) pay to Momo the Series C Redemption Price (in respect of the number of Series C Preferred Shares requested by Momo to be redeemed pursuant to this Section 8.01 and entitled to Momo) after the deduction of the result of the initial principal amount under the Promissory Note multiplied by the Redemption Ratio; (ii) designate one or more of its Subsidiaries to pay to Momo’s PRC onshore Affiliate (which is the party to the Convertible Note Agreements) the amount being the result of the respective principal amount (in RMB) under the Convertible Note Agreements multiplied by the Redemption Ratio, upon which each of the Company and Momo shall acknowledge and agree that such amount (the respective principal amount (in RMB) multiplied by the Redemption Ratio) under the Convertible Note Agreements have been fully repaid and the Series C Redemption Price (in respect of the number of Series C Preferred Shares requested by Momo to be redeemed pursuant to this Section 8.01 and entitled to Momo) shall be deemed to have been fully paid upon the completion of the payments in (i) and (ii), and the principal amount under the Promissory Note shall decrease by the amount equal to the result of the initial principal amount under the Promissory Note multiplied by the Redemption Ratio, and Momo shall not have any right or claim against the Company or its Affiliates on any part of such Series C Redemption Price, or any tax or expenses incurred by or arising out of the foregoing arrangement. The Company shall be entitled to redeem, forfeit and cancel the Series C Preferred Shares requested to be redeemed simultaneously with or after the completion of the foregoing payments to Momo and its Affiliate.

ARTICLE IX

LIQUIDATION

Section 9.01 Liquidation Preferences.

If a Deemed Liquidation Event occurs, all assets and funds of the Company and/or all proceeds arising from the Deemed Liquidation Event legally available for distribution to the Shareholders and Warrant Holders (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Shareholders and Warrant Holders as follows:

(a) Before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares or Shares of any other class or series of the Company, the Series C Holders shall be entitled to elect and receive, on parity with each other, either (i) on a per-share basis, (1) an amount equal to the Series C Issue Price plus a simple non-compounded interest of ten percent (10%) per annum on the Series C Issue Price, calculated with respect to such Series C Holder, from the date on which such Series C Preferred Share was issued up until the date such Series C Holder receives all the amount due pursuant to this Section 9.01(c), or with respect to the Warrant Holder, from the date on which such Warrant was issued until the date such Warrant Holder receives all the amount due pursuant to this Section 9.01(c), and (2) all declared but unpaid dividends relating to such Series C Preferred Share, or (ii) such Series C Holder’s pro rata share of the assets and funds of the Company as of the date such Series C Holder receives all the amount due pursuant to this Section 9.01(c) (the “Series C Preferred Liquidation Preference”). The “pro rata share” in this Section 9.01(c) shall be a fraction, the numerator of which is the total number of Series C Preferred Shares held by such Series C Holder, and the denominator of which is the total number of Equity Securities of the Company, in each case on an as-converted and fully diluted basis (disregarding any then-unexercised warrants other than the Warrants) as of the date such holder of Series C Preferred Shares receives all the amount due pursuant to this Section 9.01(c). If, upon any such Deemed Liquidation Event, the assets and funds of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series C Preferred Shares, then such assets and funds shall be distributed among the holders of such Series C Preferred Shares ratably in proportion to the full amount to which they would otherwise be respectively entitled thereon.

(b) After distribution or payment in full of the amount distributable or payable on the Series C Preferred Shares pursuant to the provisions of Section 9.01(a) and before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A Preferred Shares or Shares of any other class or series (other than the Series C Preferred Shares) of the Company, the Series B Holder(s) shall be entitled to elect and receive, on parity with each other, either (i) on a per-share basis, (1) an amount equal to the Series B Issue Price plus a simple non-compounded interest of ten percent (10%) per annum on the Series B Issue Price, calculated with respect to such Series B Holder, from the date on which such Series B Preferred Share was issued up until the date such Series B Holder receives all the amount due pursuant to this Section 9.01(a), and (2) all declared but unpaid dividends relating to such Series B Preferred Share, or (ii) such Series B Holder’s pro rata share of the assets and the funds of the Company as of the date such Series B Holder receives all the amount due pursuant to this Section 9.01(a) (the “Series B Preferred Liquidation Preference”). The “pro rata share” in this Section 9.01(a) shall be a fraction, the numerator of which is the total number of Series B Preferred Shares held by such Series B Holder, and the denominator of which is the total number of Equity Securities of the Company, in each case on an as-converted and fully diluted basis (disregarding any then-unexercised warrants other than the Warrants) as of the date such Series B Holder receives all the amount due pursuant to this Section 9.01(a). If, upon any such Deemed Liquidation Event, the assets and the funds of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series B Preferred Shares, then such assets and funds shall be distributed among the holders of such Series B Preferred Shares ratably in proportion to the full amount to which they would otherwise be respectively entitled thereon.

(c) After distribution or payment in full of the amount distributable or payable on the Series C Preferred Shares pursuant to the provisions of Section 9.01(a) and the Series B Preferred Shares pursuant to the provisions of Section 9.01(a) and before any distribution or payment shall be made to the holders of any Ordinary Shares or Shares of any other class or series (other than the Series C Preferred Shares and the Series B Preferred Shares) of the Company, the Series A Holders (including the holders of Series A Preferred Shares on an as-exercised basis with respect to the A Round Warrants that have been paid in RMB, in accordance with and subject to Section 9.01(e)) shall be entitled to elect and receive, on parity with each other, either (i) on a per-share basis, (1) an amount equal to the Series A Issue Price plus a simple non-compounded interest of ten percent (10%) per annum on the Series A Issue Price, calculated with respect to such Series A Holder, from the date on which such Series A Preferred Share was issued up until the date such Series A Holder receives all the amount due pursuant to this Section 9.01(c), or with respect to the Warrant Holder, from the date on which such Warrant was issued until the date such Warrant Holder receives all the amount due pursuant to this Section 9.01(c), and (2) all declared but unpaid dividends relating to such Series A Preferred Share, or (ii) such Series A Holder’s pro rata share of the assets and funds of the Company as of the date such Series A Holder receives all the amount due pursuant to this Section 9.01(c) (the “Series A Preferred Liquidation Preference”). The “pro rata share” in this Section 9.01(c) shall be a fraction, the numerator of which is the total number of Series A Preferred Shares held by such Series A Holder, and the denominator of which is the total number of Equity Securities of the Company, in each case on an as-converted and fully diluted basis (disregarding any then-unexercised warrants other than the Warrants) as of the date such holder of Series A Preferred Shares receives all the amount due pursuant to this Section 9.01(c). If, upon any such Deemed Liquidation Event, the assets and funds of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Preferred Shares, then such assets and funds shall be distributed among the holders of such Series A Preferred Shares ratably in proportion to the full amount to which they would otherwise be respectively entitled thereon.

(d) After distribution or payment in full of the amount distributable or payable on the Series A Preferred Shares pursuant to the provisions of Section 9.01(c), the remaining assets and funds of the Company available for distribution to the Shareholders shall be distributed ratably among all the holders of Ordinary Shares in proportion to the number of Shares held by them on an as-converted and fully diluted basis (disregarding any then-unexercised warrants other than the Warrants).

(e) The parties acknowledge that to the fullest extent permitted by the laws of the Cayman Islands, in connection with a Deemed Liquidation Event pursuant to this Section 9.01, it is intended that each Warrant Holder be entitled to the Series C Preferred Liquidation Preference or the Series A Preferred Liquidation Preference (as applicable) either upon the exercise of the Warrant or on an as-exercised basis with respect to the Warrants that have been paid in RMB. Therefore, each Warrant Holder shall be entitled (but not obligated) to elect to (i) exercise the relevant Warrant, immediately before the closing of such Deemed Liquidation Event, and thereafter be entitled to liquidation preference as the Series C Holder or the Series A Holder pursuant to this Section 9.01, (ii) request that the Company issue the Series C Preferred Shares or the Series A Preferred Shares underlying such Warrant to such Warrant Holder in exchange for the exercise of the Warrant and the repayment of the applicable Convertible Note, and thereafter be entitled to liquidation preference as the Series C Holder or the Series A Holder pursuant to this Section 9.01, or (iii) request that the Company use its commercially reasonable efforts to procure that the Warrant Holder will receive distribution pursuant to Section 9.01(c) and Section 9.01(c) above in an amount that such Warrant Holder would have received had the Warrant been exercised immediately before the closing of such Deemed Liquidation Event (including, for example, through repayment of the applicable Convertible Note to such Warrant Holder or its designated PRC Affiliate in an RMB amount equivalent to the U.S. dollar amount that such Warrant Holder would have received had the Warrant been exercised immediately before the closing of such Deemed Liquidation Event); provided that the Company shall not be obligated to take any action that in the good-faith belief of the Company would be in violation of any applicable law or result in adverse tax consequences with respect to the Company. Notwithstanding anything to the contrary herein, in connection with a Deemed Liquidation Event pursuant to this Section 9.01, it is intended that when and in the event that Momo is entitled to the payment of the Series C Preferred Liquidation Preference for the Series C Preferred Shares it holds in accordance with this Section 9.01, the Company shall (i) pay to Momo the Series C Preferred Liquidation Preference (plus any distribution entitled to Momo pursuant to Section 9.01(d)) after the deduction of the initial principal amount under the Promissory Note; (ii) designate one or more of its Subsidiaries to pay to Momo’s PRC onshore Affiliate (which is the party to the Convertible Note Agreements) the respective principal amount (in RMB) under Convertible Note Agreements, upon which Momo shall acknowledge and agree that, such amount under the Convertible Note Agreements have been fully repaid and the Series C Preferred Liquidation Preference (and any distribution entitled to Momo pursuant to Section 9.01(d)) shall be deemed to have been fully paid upon the completion of the payments in (i) and (ii), and the principal amount under the Promissory Note shall decrease by the amount equal to the initial principal amount under the Promissory Note, and Momo shall not have any right or claim against the Company or its Affiliates on any part of the Series C Preferred Liquidation Preference or any participating liquidation amount, or any tax or expenses incurred by or arising out of the foregoing arrangement. The Company shall be entitled to redeem, forfeit and cancel the Series C Preferred Shares held by Momo simultaneously with or after the completion of the foregoing payment to Momo or its Affiliate, if and to the extent that upon the relevant Deemed Liquidation Event and distribution of liquidation preference amounts, other Preferred Shares of the Company will be redeemed, forfeited or cancelled.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices.

Any and all notices under this Agreement shall be given in writing, and shall be effective (a) on the fourth Business Day after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the first Business Day after being sent by express mail or commercial overnight delivery service providing a receipt for delivery, (c) on the date of hand delivery or (d) on the date actually received, if sent by any other method. In order to be effective, all such notices shall be addressed to the Party at the address set forth on Schedule 6.

Section 10.02 Successors and Assigns.

Subject to the restrictions on transfers set forth herein, the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, legal representatives, successors and assigns.

Section 10.03 Governing Law.

This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without regard to its conflict of laws rules.

Section 10.04 Dispute Resolution; Arbitration.

(a) If any dispute arises in connection with this Agreement, the parties shall first attempt to resolve it through discussions between senior executives of the parties (i) within 15 days upon written notification of any such dispute, or (ii) within such longer period (as agreed in writing between the applicable parties) commencing upon written notification of any such dispute.

(b) In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b). The seat of the arbitration shall be Hong Kong. There shall be a panel of three (3) arbitrators. The claimants to the dispute shall collectively have the right to appoint one (1) arbitrator, the respondents to the dispute shall have the right to appoint one arbitrator and the third (3rd) arbitrator shall be appointed by the HKIAC. The arbitral proceedings shall be conducted in English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement.

(c) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party hereto may apply to a court of competent jurisdiction for enforcement of such award. The parties hereto agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance). Any such arbitration award in favor of the substantially prevailing party shall be deemed to include any and all legal costs and expenses incurred in connection with the enforcement of this Agreement. During arbitration and prior to an arbitration award being granted, the parties shall continue to perform those obligations under this Agreement that are not in dispute.

(d) Any party to the dispute shall be entitled to seek interim measures of protection and emergency relief in aid of arbitration from any court of competent jurisdiction. Application for such protective or similar emergency interim relief shall not be deemed inconsistent with the agreement to arbitrate or deemed a waiver of the right to arbitrate. Subject to this Section 10.04, each party irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Agreement.

Section 10.05 Execution in Counterparts.

This Agreement may be executed in one or more counterparts, including counterparts transmitted by facsimile or e-mail, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) by all Parties will constitute effective and binding execution and delivery of this Agreement.

Section 10.06 Severability of Provisions.

Each provision of this Agreement shall be considered separable. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such modified provision shall thereafter be enforced to the fullest extent possible.

Section 10.07 Amendments.

This Agreement may be modified, supplemented or amended only by a written instrument executed by and delivered by all of the Parties.

Section 10.08 Waiver.

No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

Section 10.09 Termination.

This Agreement shall terminate (i) with respect to all Parties, upon mutual consent of the Parties, (ii) with respect to any Shareholder, upon the time it no longer holds any Shares, or (iii) with respect to any Warrant Holder, upon the time it no longer holds any Warrant. If this Agreement (or parts hereof) terminates, the Parties shall be released from their obligations under this Agreement (or parts hereof), except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement (or parts hereof) (including without limitation those under this Article X). If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

Section 10.10 Publicity.

(a) Each Party hereto agrees on behalf of itself, its Affiliates and any of their respective representatives not to issue any statement or communication (or otherwise make a disclosure) to any third party regarding this Agreement or any of the transactions contemplated herein or therein (including without limitation the terms, conditions and the existence of this Agreement), in each case without the express written consent of the Company and the Investors; provided, however, that a Party may disclose such information (a) to its attorneys, accountants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company (provided that any such Shareholder agrees to keep such information confidential in accordance with the terms of this Section 10.10), (b) to any of its Affiliate, its and its Affiliates’ partner (or partners of partners), general partner, limited partner, member, registered investment advisor, fund manager, employee or shareholder in the ordinary course of business (provided that such Shareholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information in accordance with the terms of this Section 10.10), (c) any information for fund and inter-fund reporting purposes, (d) each of the Investors may disclose such information to bona fide prospective purchasers/investors of any share, security or other interests in the Company, that any of the foregoing Persons shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by contract, professional ethics, law or otherwise, (e) each Investor (and its Affiliates) may disclose the Investor’s investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark and may include links to the Company’s website, provided that such Investor shall notify the Company and obtain the Company’s written consent in advance, which consent shall not be unreasonably withheld, or (f) as may otherwise be requested or required by law, regulation or Governmental Authority if the Shareholder promptly notifies the Company of such disclosure so the Company may seek a protective order or other remedy and the Shareholder otherwise takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding Section 10.09, this Section 10.10 shall survive termination of this Agreement.

(b) the confidentiality obligations set out in this Section 10.10 do not apply to:

(i) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by the other Party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 10.10 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii) information the disclosure of which is necessary in order to comply with any applicable Law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii) the disclosure of information by any director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 10.10.

Section 10.11 Restriction on the Use of Certain Investors’ Names and Brands and Confidentiality.

Notwithstanding anything to the contrary in this Agreement, without the written consent of Sequoia, no other Parties shall use the name or brand of Sequoia or its Affiliate, claim itself as a partner of Sequoia or its Affiliate, make any similar representations. Subject to other provisions under this Article X and any other announcement or disclosure expressly permitted under the Transaction Documents, no party shall make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement, any other Transaction Document or Sequoia’s subscription of share interest of the Company.

Notwithstanding anything to the contrary in this Agreement, without the written consent of Momo, no other Parties shall use the name or brand of Momo or its Affiliate, claim itself as a partner of Momo or its Affiliate, make any similar representations. Subject to other provisions under this Article X and any other announcement or disclosure expressly permitted under the Transaction Documents, no party shall make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement, any other Transaction Document or Momo’s subscription of share interest of the Company.

Section 10.12 Third-Party Beneficiaries.

The provisions of this Agreement are not intended to be for the benefit of any creditor (other than a Shareholder or a Director who, in such capacity, is a creditor) or other Person (other than a Shareholder or a Director in his, her or its capacity as a Shareholder or a Director) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any Shareholder. Moreover, notwithstanding anything contained in this Agreement (but subject to the following sentence), no such creditor or other Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any Shareholder or Director.

Section 10.13 Entire Agreement.

This Agreement and the other Transaction Documents constitute the entire understanding and agreement among the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, among the Parties with respect to the matters covered hereby and thereby are superseded by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, this Agreement supersedes, in its entirety, the Series B Shareholders’ Agreement, which shall be null and void and have no further force or effect whatsoever as of the date hereof.

Section 10.14 Use of Powers and Voting Rights.

The Parties shall exercise all voting rights and other powers available to them in relation to the Company, whether in their capacity as Shareholder, director or otherwise, and take all reasonable steps and precautions within their power to procure that full effect is given to the terms of this Agreement.

Section 10.15 Further Assurances.

Upon the terms and subject to the conditions herein, each of the Parties agrees to use its reasonable efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents.

Section 10.16 Supremacy.

If there is any conflict or discrepancy between any provision of this Agreement and any provision of the Memorandum and Articles or the constitutional documents of any Group Company, the provisions of this Agreement shall prevail, and the Parties shall cause the Memorandum and Articles or the constitutional documents of the relevant Group Company (as the case may be) to be promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement.

Section 10.17 Additional Parties.

Notwithstanding anything to the contrary contained herein, if the Company issues additional Shares after the date hereof to any additional Series A Investor or pursuant to ESOP, as a condition to the issuance of such Shares and the entry of the ESOP grantee into the register of members of the Company, the Company shall require that any such recipient of Shares becomes a party to this Agreement by executing and delivering a joinder to this Agreement substantially in the form attached hereto as Schedule 7 agreeing to be bound by and subject to this Agreement as Shareholder hereunder, and such Person shall thereafter be deemed a Shareholder for all purposes under this Agreement, notwithstanding the provisions of Section 10.07 and without any action or consent by the Shareholders.

Section 10.18 Assignment.

This Agreement shall inure to the benefit of, and be binding upon, the successors and Persons to whom a Shareholder transfers Equity Securities in the Company in a Transfer permitted under this Agreement; provided that in each case such Person signs a joinder substantially in the form attached hereto as Schedule 7.

Section 10.19 Aggregation of Shares.

All Equity Securities held or acquired by a Shareholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such persons may apportion such rights as among themselves in any manner they deem appropriate.

Section 10.20 Adjustments for Share Splits, Etc.

Wherever in this Agreement there is a reference to a specific number of Shares, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

Section 10.21 No Presumption.

The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

Section 10.22 Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

Section 10.23 Rights Cumulative; Specific Performance.

Except as otherwise specified in the other Transaction Documents, each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 10.24 Successor Indemnification.

If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Memorandum and Articles, or elsewhere, as the case may be.

Section 10.25 Independent Nature of Investors’ Obligations and Rights.

The obligations of each Investor under this Agreement and the other Transaction Documents are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

Section 10.26 Subsequent Series C Investor(s).

Notwithstanding anything to the contrary herein, if the Company issues Additional Shares (as defined under the Share Purchase Agreement) at the Subsequent Closing pursuant to the Share Purchase Agreement, the Subsequent Series C Investor(s) may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor”, “holder of Preferred Shares”, “Series C Holder”, “Preferred Holder”, “Shareholder” or “Party” as applicable, for all purposes hereunder, and no action or consent by the Investors or any other Parties hereto shall be required for such joinder to this Agreement by such Subsequent Series C Investor(s).

Section 10.27 Waiver of Jury Trial.

EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

58 Daojia Limited

By:	/s/ Xiaohua Chen
Name: Xiaohua Chen
Title: Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

Xiaohua Chen

/s/ Xiaohua Chen

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

58 Daojia Home Service Inc.

By:	/s/ Xiaohua Chen
Name:	Xiaohua Chen
Title:	Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Patties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

58 Daojia Home Holdings Limited

By:	/s/ Xiaohua Chen
Name:	Xiaohua Chen
Title:	Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

58 Daojia Life Service Inc.

By:	/s/ Xiaohua Chen
Name:	Xiaohua Chen
Title:	Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

58 Daojia Platform Holdings Limited

By:	/s/ Xiaohua Chen
Name:	Xiaohua Chen
Title:	Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

长沙市到家悠享网络科技有限公司

By:	/s/ Xiaohua Chen
Name:	Xiaohua Chen
Title:	Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

长沙市到家悠享家政服务有限公司

By:	/s/ Xiaohua Chen
Name:	Xiaohua Chen
Title:	Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

长沙市到家悠享居民服务有限公司

By:	/s/ Xiaofei Liu
Name:	Xiaofei Liu
Title:	Authorized Signatory

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above·

五八到家有限公司

By:	/s/ Jizhong Cao
Name:	Jizhong Cao
Title:	Authorized Signatory

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

天津五八到家信息技术有限公司

By:	/s/ Xiaofei Liu
Name:	Xiaofei Liu
Title:	Authorized Signatory

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

天津好到家信息技术有限公司

By:	/s/ Xiaofei Liu
Name:	Xiaofei Liu
Title:	Authorized Signatory

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

天津好到家生活服务有限公司

By:	/s/ Xiaofei Liu
Name:	Xiaofei Liu
Title:	Authorized Signatory

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

58 Daojia Inc.

By:	/s/ Xiaohua Chen
Name: Xiaohua Chen
Title: Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

长沙潇湘君创私募股权基金合伙企业（有限合伙）

By:	/s/ Zheng Wang
Name: Zheng Wang
Title: Authorized Signatory

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

宁波梅山保税港区众兴卓悦股权投资合伙企业（有 限合伙）

By:	/s/ Ran Gao
Name: Ran Gao
Title: Partner

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

共青城风云益佳投资管理合伙企业（有限合伙）

By:	/s/ Ran Gao
Name: Ran Gao
Title: Partner

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

Binghe Age Group Corporation

By:	/s/ Xiaopeng He
Name: Xiaopeng He
Title: Authorized Signatory

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

Media Global Management Limited

By:	/s/ Nanchun Jiang
Name: Nanchun Jiang
Title: Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

Trumpway Limited

By:	/s/ Xiaohua Chen
Name: Xiaohua Chen
Title: Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

珠海横琴睿麟华新投资合伙企业(有限合伙)

By:	/s/ Fu Zhao
Name: Fu Zhao
Title: Authorized Signatory

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

海南丰嵘股权投资合伙企业(有限合伙)

By:	/s/ Yuan Zhang
Name: Yuan Zhang
Title: Authorized Signatory

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

SCC Growth V Holdco I, Ltd.

By:	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

All-Stars PESP VII Limited

By:	/s/ Weidong (Richard) Ji
Name: Weidong (Richard) Ji
Title: Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

All-Stars PEIISP II Limited

By:	/s/ Weidong (Richard) Ji
Name: Weidong (Richard) Ji
Title: Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

VMS DJ Limited

By:	/s/ CHOW Siu Lui
Name: CHOW Siu Lui
Title: Authorized Person

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

Momo Technology’Overseas Holding Company Limited

By:	/s/ TANG Yan
Name: TANG Yan
Title: Director

58 Daojia Limited - Signature Page to Series C Shareholders Agreement

SCHEDULE 1

INVESTORS

SCHEDULE 2

SHAREHOLDING STRUCTURE OF THE COMPANY

SCHEDULE 3

LIST OF RESTRICTED PERSONS

SCHEDULE 4

KEY EMPLOYEES

SCHEDULE 5

MEMBER OF MANAGEMENT

SCHEDULE 6

NOTICES

SCHEDULE 7

JOINDER

This Joinder Agreement (the “Joinder Agreement”) is made on the date written below by the undersigned (the “Joining Party”) in accordance with the Third Amended and Restated Shareholders Agreement, dated as of ________ (as amended, restated or otherwise modified from time to time, the “Shareholders Agreement”), by and among, inter alios, 58 Daojia Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”), [●] and [●]. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Shareholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of a Shareholder thereunder as if it had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

This Joinder Agreement is governed by the laws of Hong Kong. Any dispute arising out of or relating to this Joinder Agreement (“Dispute”), including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the relevant arbitration notice is received by the HKIAC. There shall be three (3) arbitrators. The claimants to the Dispute shall collectively have the right to appoint one arbitrator, the respondents to the Dispute shall have the right to appoint one arbitrator and the third (3rd) arbitrator shall be appointed by the HKIAC. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

S-7-1

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of ___________, 20__.

[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:
58 Daojia Limited.

By
Name:
Title:

S-7-1